As filed with the Commission on June 6, 2000              File No.  333-35168



                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                          PRE-EFFECTIVE AMENDMENT NO. 2
                                       TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                                   DIGS, INC.
                  ---------------------------------------------
                 (Name of small business issuer in its charter)


              Delaware                                 7372                               95-4603237
 ---------------------------------        ------------------------------            --------------------
  (State or other jurisdiction of          (Primary Standard Industrial                (I.R.S. Employer
   incorporation or organization)              Classification Code)                  Identification No.)



           17327 Ventura Boulevard, Suite 200, Encino California 91316
           -------------------------------------------------------------
          (Address and telephone number of principal executive offices)

           17327 Ventura Boulevard, Suite 200, Encino California 91316
--------------------------------------------------------------------------------
(Address of principal place of business or intended principal place of business)

                        Peter B. Dunn, President and CEO
                                   DIGS, Inc.
                             17327 Ventura Boulevard
                                    Suite 200
                            Encino, California 91316
                                  818/995-3650
            ----------------------------------------------------------
            (Name, address and telephone number of agent for service)

                                    Copy to:
                               Roger D. Linn, Esq.
                           Bartel Eng Linn & Schroder
                          300 Capitol Mall, Suite 1100
                          Sacramento, California 95814
                             Telephone: 916-442-0400

Approximate date of proposed sale to the public: As soon as practicable after the registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following blocks and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                               CALCULATION OF REGISTRATION FEE



                                                        Proposed         Proposed
                                                         maximum         maximum            Amount of
       Title of each class of          Amount to be   offering price     aggregate         registration
    securities to be registered        registered       per share     offering price           fee
-------------------------------------- -------------  --------------- ---------------     --------------

Common Stock to be offered for resale
by Selling Stockholders upon
conversion of Series A Preferred Stock    1,600,000        $4.156(1)       $6,649,600         $1,755

Common Stock for resale by holders of
Warrants assuming the exercise of such
Warrants                                    300,000        $4.156(2)       $1,246,800           $330

Total                                     1,900,000                        $7,896,400         $2,085(3)

-----------------------------

(1) Fee calculated in accordance with Rule 457(c) of the Securities Act of 1933, as amended ("Securities Act"). Estimated for the sole purpose of calculating the registration fee and based upon the average quotation of the high and low price per share of the Company's Common Stock on April 11, 2000, as reported on the NASD OTC Bulletin Board.

(2) Assumes that the holder of the warrant has exercised such warrant. Maximum offering price per share is based upon the average quotation of the high and low price per share of the Company's Common Stock on April 11, 2000, as reported on the NASD OTC Bulletin Board.

(3)  The filing fee was previously paid.

     The registrant hereby amends this registration statement on the date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on the date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS                                                Subject to Completion
                                                              June 6, 2000


                                   DIGS, INC.

                                  COMMON STOCK

                                ----------------


     Certain stockholders of DIGS, Inc. are hereby offering up to 1,900,000 shares of Common Stock in connection with (i) the resale of shares of Common Stock held by the Selling Stockholders upon the conversion of outstanding shares of Series A Convertible Preferred Stock of DIGS, Inc., and (ii) the resale of shares of Common Stock held by the Selling Stockholders assuming the exercise of certain outstanding Warrants.

     We will not receive any proceeds from the resale of shares of Common Stock by the Selling Stockholders. We will pay for expenses of this offering.

     The Company's Common Stock is listed in the NASD "OTC Bulletin Board" under the symbol "DIGS." On May 31, 2000, the bid quotation for one share of Common Stock was $2.25. Our securities are also listed on the Frankfurt Stock Exchange. The Selling Stockholders will attempt to sell the shares being offered in this Prospectus at the best market price obtainable.


                        --------------------------------

     Our business is subject to many risks and an investment in our Common Stock will also involve significant risks. You should carefully consider the various Risk Factors described beginning on page 5 before investing in the Common Stock.

     Neither the Securities and Exchange Commission nor any State Securities Commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                        --------------------------------




                  The date of this Prospectus is June __, 2000.

                                       TABLE OF CONTENTS


PROSPECTUS SUMMARY.........................................................3

RISK FACTORS...............................................................4

THE OFFERING...............................................................8

USE OF PROCEEDS............................................................8

PRICE RANGE OF COMMON STOCK................................................8

DILUTION...................................................................9

DIVIDEND POLICY...........................................................10

MANAGEMENT'S DISCUSSION AND ANALYSIS
AND PLAN OF OPERATIONS....................................................10

BUSINESS..................................................................13

MANAGEMENT................................................................20

EXECUTIVE COMPENSATION....................................................21

OPTIONS GRANTED IN THE YEAR ENDED DECEMBER 31, 1999.......................22

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT..........................................24

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS............................25

PLAN OF DISTRIBUTION......................................................25

DESCRIPTION OF CAPITAL STOCK..............................................27

LEGAL PROCEEDINGS.........................................................28

LEGAL MATTERS.............................................................28

EXPERTS ..................................................................28

AVAILABLE INFORMATION.....................................................29

FINANCIAL STATEMENTS AND SCHEDULES........................................30

                               PROSPECTUS SUMMARY

     This summary is intended to highlight information contained elsewhere in this Prospectus. Consequently, this summary does not contain all of the information that you should consider before investing in our Common Stock. You should carefully read the entire Prospectus, including the documents and information incorporated by reference into it. This Prospectus contains forward-looking statements that are subject to risks and uncertainties, including those risk factors discussed elsewhere in this Prospectus.

Our Business

     DIGS, Inc. is a developer and producer of comprehensive multimedia Internet and CD-ROM communication software and other forms of digital media for businesses who want to provide information to their clients, investors, employees, the media, and the public at large in a proactive package. In this report, you will see our company referred to as "DIGS," the "Company" or simply as "we." These terms are used interchangeably, and unless otherwise noted, they include subsidiaries.

     The  Company   conducts  its  business   through  its  three   wholly-owned
subsidiaries. Digital Corporate Profiles, Inc. (DCP) produces CD-ROMs for corporate clients. These CD-ROMs are used for investor relations, marketing, employee orientation or to highlight specific corporate activity.

     DXF Design, Inc. (DXF) provides design services to corporate clients for use on their websites and/or CD- ROMs being produced by DCP or for independently produced media.

     DIGS Web Video, Inc. (DWV) is in the research and development phase of a new product known as iVideoNow!TM which is a real time Internet video screening application.

     DIGS is a Delaware corporation with its business offices located at 17327 Ventura Boulevard, Suite 200, Encino, California 91316. Its telephone number is
(818) 995-3650.

Summary Of Risk Factors

     An investment in DIGS' Common Stock involves a number of risks which should be carefully considered and evaluated. These risks would include:

     o The fact that DIGS is a developing company and has generated only modest operating revenues, and to date the revenues have not been sufficient to cover expenses.

     o The Company is involved in developing new Internet video applications which may not be technically feasible or commercially successful.

     o The Company may not be able to develop or expand the markets for its products and services.

     For a more complete discussion of risk factors relevant to an investment in our Common Stock see the "Risk Factors" section.

The Offering

     The Selling Stockholders are registering for resale up to 1,900,000 shares of DIGS' Common Stock which they could acquire through the conversion of shares of Series A Convertible Preferred Stock or through the exercise of outstanding warrants.

Summary Consolidated Financial Data

        The summarized consolidated financial data presented below should be read in conjunction with the more detailed financial statements of DIGS and notes thereto which are included elsewhere in this Prospectus along with the section entitled "Management's Discussion and Analysis and Plan of Operations."



                                  For the 3 months          For the 3 months      For the year  ended      For the year ended
                                ended March 31, 2000      ended March 31, 1999     December 31, 1999         December 31, 1998
                               ----------------------     --------------------   --------------------     -------------------

Revenue                                 $214,280               $291,964                $564,022                $171,694

Loss from operations                    (153,028)                27,269                (517,846)               (460,517)

Net Gain (Loss)
Attributable to Common
Stockholders                            (129,903)                35,119                (473,102)               (575,078)

Gain (Loss) per Share                      (0.02)                  0.01                   (0.07)                  (0.14)

Working Capital (Deficit)              1,933,349                287,271                 (71,918)                480,367

Total Assets                           2,306,584                493,000                 560,149                 658,560

Stockholders' Equity

(Deficit)                              2,267,105                438,651                 167,008                 587,007


                                  RISK FACTORS

     An investment in DIGS' Common Stock involves a number of very significant risks. You should carefully consider the following risks and uncertainties in evaluating DIGS and its current and proposed business before purchasing shares.

DIGS is a Developing Company with Limited Operating History Which Makes Future Performance Very Difficult to Predict.

     We are a developing company which is primarily involved in the development of interactive CD-ROMs and Internet video applications. As a relatively new company, we have just begun offering our CD-ROM services, and as a result, we do not have an established track record in any of these service areas.

     Our ability to provide commercial CD-ROM service and Internet video programs and to eventually generate operating revenue will depend on our ability to, among other things:

     o Successfully expand our interactive CD-ROM production and design services;

     o    Develop,  implement and successfully  market an Internet video system;
          and

     o Obtain the necessary financing to implement the Company's business plan.

     Given our limited operating history and operating losses, there can be no assurance that we will be able to achieve any of these goals and develop a sufficiently large customer base to be profitable.

Lack of Established Revenue Stream will Result in Anticipated Operating Losses.

     During 1999 DIGS generated $564,022 in revenues from its CD-ROM production and graphic design businesses and had an operating loss of $517,846 for the year. Although we anticipate revenues to increase, we also expect development costs and operating expenses to increase as well. Consequently, we expect to incur operating losses and negative net cash flow until our businesses are developed, deployed and operating in a profitable manner.

DIGS May Need Additional Capital in the Future to Fund its Business Growth. Due to Limited Revenues, this Capital Will Have to Be Obtained from Outside Sources Which May Not Be Available and Could Have a Dilutive Effect on Stockholder's Ownership.

     With the recent equity financing, we believe sufficient funds are available to pay for ongoing operating costs and capital expenditures through 2000. However, there is no assurance that actual cash requirements will not exceed our estimates. In particular, additional capital will be required in the event that:

     o We incur unexpected costs in completing the iVideoNow!TM system design or encounter any unexpected technical or regulatory difficulties;

     o We incur delays and additional expenses as the result of technology failure;

     o We are unable to expand the market for our CD-ROMs or incur delays in introducing our iVideoNow!TM system; or

     o    We incur any significant unanticipated expenses.

     The occurrence of any of the aforementioned events could adversely affect our ability to meet our business plans.

     We will depend almost exclusively on outside capital to pay for the iVideoNow!TM system development. There can be no assurance that current capital will be sufficient to meet all of these development costs. The issuance of additional equity securities by us would result in a significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.

     If we are unable to obtain financing in the amounts and at the terms necessary, our business and future success will be adversely affected.

A Large Portion of DIGS' Assets Are Intangible Assets Which May Have Little Liquidation Value if DIGS Were Unsuccessful.

     We are primarily a technology development and service based company. As a result, we do not expect to own a significant amount of tangible assets. In case of a liquidation, we would have few tangible assets with little or no realizable value.

Rapid Technological Changes in the Internet Video Industry Could Render Some Services Obsolete or NonCompetitive.

     The design, construction and operation of our iVideoNow!TM system applications are exposed to risks associated in developing a sophisticated communications systems via the Internet. Although we believe that our proposed streaming video systems are based on established technology, certain aspects of our technology have not been used in commercial applications. Although we will engage designers and programmers who are experienced in the Internet communications industry, we have only limited experience in developing, constructing, and operating Internet video systems. The failure of our systems to function as designed, or the failure of system components to function with other components or to specification could result in delays, unanticipated costs, and loss of system performance, thereby rendering our systems unable to perform at the quality and capacity levels anticipated.

     In addition, future advances in the Internet and telecommunications industry could lead to new technologies, products or services competitive with the products or services to be provided by us. Those technological advances could also lower the costs of other products or services that may compete with our systems, resulting in pricing or performance pressures on our products and services, which could adversely affect our results of operations.

Lack of Patent and Copyright Protections for DIGS' Technologies Could Result in Duplication by Competitors.

     Although we are preparing a patent application for our iVNDS(TM) technology, neither our CD-ROM production system or our iVideoNow!TM system technology are currently protected by any patents or copyrights. Our business is primarily based on the utilization of existing available CD-ROM production and Internet technologies. Consequently, other competitors could copy our systems and services.

Unscheduled Delays in Developing New Internet Video System or Introducing New Services Could Result in Lost or Delayed Revenues.

     Delays  and  related   increases  in  costs  in  the   development  of  the
iVideoNow!TM system or the implementation and operation of the iVideoNow!TM system could result from a variety of causes, including:

     o delays encountered in the development, construction, and testing of this system;

     o delays in establishing the iVideoNow!TM system on the Internet or other events beyond our control;

     o further modification of the design of all or a portion of these systems as a result of, among other things, technical difficulties or changes in regulatory requirements;

     o the failure to establish an effective operating system for use with the iVideoNow!TM technology.

     There can be no assurance that these systems will be available on a timely basis, or at all, or that implementation of these systems will occur. A significant delay in the completion of these systems could erode our competitive position, could result in increased development costs, and could have a material adverse effect on our financial condition and results of operations.

DIGS Needs to Manage its Business and Growth in Order to Realize Profitability; DIGS Needs to Provide Reliable Performance of Systems in Order to Maintain Customers.

     We expect to experience significant and rapid growth in the scope and complexity of the industries in which we are involved as we proceed with the production and design of CD-ROMs and the development of the iVideoNow!TM system. If we are unable to effectively manage this rapid growth, we may not achieve profitable operations in the time frames anticipated, if at all.

     We do not currently serve significant markets but must identify, investigate and enter existing or establish new markets for our services. There is no assurance that we can enter and effectively compete in these existing or new markets.

     The growth of existing Internet systems and services as well as establishing new markets depends to a large extent on the reliability of our operating systems. The video tape industry and the Internet Video Industry require a very high quality to promote customer use. The failure to establish and operate a video delivery system that offers clear pictures and reliable service would inhibit our future growth.

We are significantly smaller than virtually all of our national competitors and consequently, we may lack the financial resources needed to enter markets and increase market share.

     We will encounter competition from other CD-ROM producers and from an increasingly competitive Internet industry in general. The growing market for Internet services has attracted new market participants as well as expansion by established participants resulting in substantial and increasing competition. Many of our present and future competitors using Internet video systems have substantially greater:

     o    financial, marketing, technical and manufacturing resources;

     o    name recognition, and

     o    experience than we do.

     Our competitors may be able to respond more quickly to new or emerging advancements in the Internet video industry and to devote greater resources to the development, promotion and sale of their products and services.

     While we believe that our iVideoNow!TM technology will be competitive in quality, ease of use and reliability as compared to systems operated by our competitors, no assurances can be given that those competitors, in the future, will not succeed in developing better or more cost effective video communications systems.

     In addition, current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties that could increase their ability to reach commercial customers or subscribers of CD-ROM or Internet video services. This type of existing and future competition could affect our ability to establish and maintain our customer base. No assurances can be given that we will be able to compete successfully against current and future competitors, and any failure to do so would have a material adverse effect on our business.

Internet Video Services Must Compete with Other Forms of Entertainment.

     The entertainment industry is extremely competitive and diverse. Internet video entertainment will have to compete with movie theaters, video rental stores, television and cable TV and other pay-for-view Internet websites. Although we believe our iVideoNow!TM system will provide enhanced convenience and selection for video viewing, there can be no assurance that we can compete effectively with these other forms of entertainment.

Digs Can Issue Preferred Stock in the Future Which Could Have Superior Rights to the Common Stock.

     Our Articles of Incorporation authorize our Board of Directors to issue up to 20,000,000 shares of preferred stock. These provisions allow our directors to issue preferred stock with multiple votes per share and dividend and liquidation rights which could have priority over any dividends paid or liquidation value with respect to the shares of Common Stock. The issuance of preferred stock with these rights may make the removal of management more difficult even if that removal could be considered beneficial to Stockholders generally, and could have the effect of limiting shareholder participation in certain transactions such as mergers or tender offers if those transactions are not favored by incumbent management.

No Dividends are Expected to be Declared in the Foreseeable Future.

     We have not declared or paid any dividends on our Common Stock since our inception, and we do not anticipate paying any such dividends for the foreseeable future.

                                  THE OFFERING

     The Selling Stockholders are offering for resale up to 1,600,000 shares of Common Stock upon conversion of 2,500 shares of Series A Preferred Stock and up to 300,000 shares of Common Stock assuming the exercise of outstanding warrants.

     The 2,500 shares of Series A Preferred Stock and the Warrants were issued in connection with a private placement of 2,500 Units to investors at $1,000 per Unit. Each Unit consists of one share of Series A Preferred Stock and a Warrant to purchase one share of Common Stock at $9.90 per share.

     The shares of Common Stock offered for resale and the shares of Common Stock to be issued upon the exercise of the Warrants may be sold in a secondary offering by the Selling Stockholders by means of this Prospectus.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the resale of the Common Stock by the Selling Stockholders. However, we will receive proceeds from the exercise of the Warrants referred to in this Prospectus. The proceeds from the exercise of Warrants, if any, will be used for corporate working capital.

                           PRICE RANGE OF COMMON STOCK

     DIGS' Common Stock is trading on the NASD's OTC Bulleting Board under the symbol "DIGS". The following quotations reflect the high and low bids for DIGS' Common Stock based on inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. The high and low prices of DIGS' Common Stock on a quarterly basis for the last two years are as follows:

 2000                                      High Bid                 Low Bid
--------------                             --------                 --------
First Quarter                               $9.38                    $4.78

 1999                                      High Bid                 Low Bid
--------------                             --------                 --------
First Quarter                               $7.00                    $3.00
Second Quarter                              $8.50                    $8.50
Third Quarter                               $7.75                    $7.75
Fourth Quarter                              $8.25                    $8.00

 1998                                      High Bid                 Low Bid
--------------                             --------                 --------
First Quarter                               $0.09                    $0.03
Second Quarter                              $1.50                    $0.04 *
Third Quarter                               $2.62                    $0.25
Fourth Quarter                              $6.87                    $4.87**

-------------------
*    Reflects a 1 for 50 reverse stock split.
**   Reflects a 1 for 20 reverse stock split.

     The actual daily trading volume of our Common Stock on the OTC-BB over the past three months has averaged less than 16,000 shares which indicates that the ability of our Stockholders to realize the current trading price of the shares they hold may fluctuate if any substantial number of shares were to be offered for sale. In addition, due to the extremely limited nature of the market for our Common Stock, any significant trading may have a dramatic effect on the price of our Common Stock.

     The Company's shares are also listed on the Frankfurt Stock Exchange.

     As of March 31, 2000, we had 6,658,631 shares of Common Stock and 2,500 shares of Series A Convertible Preferred Stock outstanding and approximately 319 stockholders of record. This amount does not include stockholders who hold our securities in street name.

     5,201,530 of the currently outstanding shares of DIGS' Common Stock are subject to the resale limitations of Rule 144 of the Securities Act. Of the shares subject to the resale limitations of Rule 144 outstanding as of March 31, 2000, 2,721,593 shares of common stock have been held for at least one year and, as a result, could be sold pursuant to the terms and limitations of Rule 144(e).

                                    DILUTION

     The following table illustrates the per share dilution to an investor purchasing the common stock offered herein assuming conversion of the Series A Preferred Stock at $1.688 per share of Common Stock and the sale of the common shares at a price of $2.25 per share calculated as of May 31, 2000.

Purchase price per Share                        $     2.25

Net tangible book value per Share
based on DIGS' March 31, 2000
financial statements(1)(2)                      $      .317

Increase to Selling Stockholders
attributable to the sale of shares of

Common Stock in this Offering                   $      .562

Dilution per Share to Investors(3)              $     1.933

Dilution to Investors as a percent of
offering price                                        86%


-------------------------

(1) Net tangible book value per Share is determined by dividing the number of shares outstanding into the tangible net worth of DIGS (tangible assets less liabilities as of March 31, 2000). (See DIGS Consolidated Balance Sheet as of March 31, 2000, at page F-22 of this Prospectus.)

(2) Net tangible book value per share is based upon the shares outstanding as of March 31, 2000.

(3) Dilution is determined by subtracting net tangible book value per share from the amount paid per share by new Investors.

     As of the date of this Prospectus, the exercise of the Warrants referred to in the "Selling Shareholders" section would be anti-dilutive and, therefore, are not included in the calculation of dilution presented above.

                                 DIVIDEND POLICY

     We have not declared or paid any cash dividends since inception. We intend to retain future earnings, if any, for use in the operation and expansion of our business and do not intend to pay any cash dividends in the foreseeable future.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             AND PLAN OF OPERATIONS

     This discussion, other than the historical financial information, may consist of forward-looking statements that involve risks and uncertainties, including quarterly and yearly fluctuations in results, the timely availability of DIGS iVideoNow!TM services, the impact of competitive products and services, and the other risks described in this Prospectus. These forward-looking statements speak only as of the date hereof and should not be given undue reliance. Actual results may vary significantly from those projected.

   OPERATING RESULTS FOR THE THREE-MONTH PERIOD ENDED MARCH 31, 2000 COMPARED
                   TO THREE-MONTH PERIOD ENDED MARCH 31, 1999

Financial Condition

     The financial condition of the Company improved during the first quarter of 2000. The most apparent improvement being the increased strength of the Company's balance sheet. The improvement in the Company's balance sheet strength at March 31, 2000, as compared to December 31, 1999, is due to a private placement of equity securities during the quarter.

     During the quarter ended March 31, 2000, cash used for operating activities was $248,589 and cash used for capital expenditures was $129,033. The cash used for operations is a result of a net operating loss but also an increase in accounts receivables and a decrease in accounts payable. Cash used for investing activities consisted of $49,906 for property and equipment, $59,127 in program development costs and $20,000 in advances. The Company expanded its corporate office to accommodate its growing staff while continuing to develop and refine the iVideoNow! player. Net cash proceeds from financing activities was $1,930,000 and is a result of the sale of convertible preferred stock as well as the payment of all short-term debt.

     On March 14, 2000, DIGS secured financing of $2,500,000 through a private sale of equity securities consisting of 2,500 shares of Series A Convertible Preferred Stock and Warrants to purchase up to 100,000 shares of Common Stock. The funding will be used for the continuing development of iVideoNow!TM, working capital, marketing purposes, to pay short term loans and, principally, to pay for new sales and technical support personnel. It is anticipated that this interim financing will provide all the capital needed for our operations in 2000. DIGS anticipates it will continue to report operating losses for at least 1 or 2 more years as the Company continues to develop and refine its products and build its marketing, production and management teams. Additional capital may have to be raised through public financing, private financing or some other arrangement. If additional capital were raised through the issuance of equity securities, the percentage of ownership held by current shareholders would be reduced. Furthermore, such equity may have rights, preferences or privileges senior to the current common stock.

Results of Operations

     The Company's operations during the quarter ended March 31, 2000 resulted in a loss of $129,903 as compared to a gain of $35,119 during the same quarter ended March 31, 1999. The difference in operating results between the comparative quarters is due to a slight decrease in revenues and an increase in operating costs.

Revenues

     Revenues for the quarter ended March 31, 2000 decreased to $214,280 from $291,964 for the same quarter in 1999. The consolidated revenue decrease is the result of a drop in sales volumes of CD-ROM products by the Company's subsidiary, Digital Corporate Profiles (DCP). However, this decrease was offset by a significant increase in services performed by the Company's graphic design subsidiary, DXF Design. DXF Design had its most productive quarter since its formation in the middle of 1999.

     CD-ROM sales decreased to $6,550 for the quarter ended March 31, 2000, down from $291,964 for the comparable quarter ended March 31, 1999. This decrease is due to a refocus of the Company's development and marketing resources from CD-ROM products to the iVideoNow! Internet video player. DCP anticipates revenues generated by CD-ROM products to remain below 1999 levels for at least the first half of 2000. On a consolidated basis, the decline in CD-ROM revenue should be offset by revenue generated from DXF Design and eventually the iVideoNow! player. The Company has no plans to discontinue the CD-ROM products and believes these products will complement its Internet video player by providing clients with yet another medium to communicate with the public. DCP plans to begin offering its CD-ROM products to clients along with the iVideoNow! player as part of a comprehensive Internet communication tool in late 2000.

Cost of Sales and Operating Expenses

     Cost of sales as a percent of revenue decreased to 33% during the quarter ended March 31, 2000, as compared to 9% in the same quarter of 1999. The decrease is a result of a change in consolidated product mix as the services performed by DXF Design became a larger portion of the consolidated revenue. As a result, the Company's gross profit decreased to $143,167 or 67% of revenue during the quarter ended March 31, 2000, from $265,955 or 91% of revenue during the same quarter of 1999.

     Operating expenses during the quarter ended March 31, 2000, increased to $294,594 as compared to $239,836 during the same quarter ended 1999. The most significant operating expense increase is for payroll. The Company has expanded its current staff of programmers, graphic designers and administrators to accommodate and guide the growth of the Company. Legal costs increased during the quarter as a result of the Company retaining outside counsel to consult and review the terms regarding the private placement of preferred stock and the registration of any securities connected with the private placement.

     The Company's emphasis continues to be on effectively marketing and enhancing its current products and services while researching potential new products. New product development, such as the iVideoNow! player, is targeted towards the business to business market and complement the Company's current business to business products. The strength of the Company's balance sheet, combined with revenues, should allow for more aggressive marketing of current products as well as development of potential new products.

   OPERATING RESULTS FOR THE YEAR ENDED DECEMBER 31, 1999 COMPARED TO THE YEAR
                             ENDED DECEMBER 31, 1998

Operating Results for the Years Ended December 31, 1999 and 1998.

     Revenue increased over 200% to $564,022 for 1999 from $171,694 in 1998. The increase was comprised primarily of DCP's CD-ROM products and revenue generated from graphic design services provided by DXF which commenced in the latter part of 1999.

     Gross profit also increased by over 200% to $283,953 in 1999 from $74,714 in 1998. As a percentage of revenue, gross profit percentages were approximately 50.4% in 1999, up from 43.5% in 1998. The increase in gross profit margin was primarily due to labor efficiencies associated with production of CD-ROM products.

     Operating expenses increased to $801,799 in 1999 from $535,231 in 1998. An increase in marketing costs accounts for approximately 36% of the increase. The Company's marketing costs increased to $109,005 in 1999 from $14,400 in 1998. Increases in professional services, rent, officer salaries and shareholder expenses also contributed to the overall increase in operating costs in 1999 as compared to 1998.

     Other income and (expenses) were $52,733 in 1999 as compared to ($113,761) in 1998. The income resulted from the sale of the Company's Stocknet-USA domain name and website for a gain of $38,722 and a decrease in financing expenses. Other income and (expenses) included rental income, interest income, interest expense and realized losses on the sale of investments.

     Federal income tax liabilities for the years ended December 31, 1999 and 1998 have not been recorded due to operating losses during those periods. However, the minimum state income tax expense for DIGS and its subsidiaries in the amounts of $6,364 and $800 were incurred in 1999 and 1998 respectively. As of December 31, 1999, DIGS has net operating loss carryforwards of $1,253,761 that may be used to offset future federal taxable income. These net operating loss carryforwards will begin to expire in 2011 if not used.

Liquidity and Capital Resources.

     DIGS has funded its operations and met its capital requirements through private sales of equity securities, short-term loans and cash generated from sales. Negative cash flows from operating activities are a result of our net operating losses. Net cash used for operations was $523,047 in 1999 and $383,158 in 1998. Net cash flow used for investing activities was $156,220 in 1999 and $88,042 in 1998. Cash used in 1999 for investing activities is primarily related to the development of the iVideoNow!TM player technology.

     DIGS anticipates making capital expenditures of approximately $200,000 during the current year. The majority of the capital expenditures will be to remodel the corporate offices and purchase additional hardware and software. Remodeling of the corporate offices began in February 2000 to accommodate an expanded staff of programmers, designers and marketers. In addition, DIGS anticipates it will require approximately $450,000, $80,000 and $100,000 from its investment capital for salaries, outside services and marketing expenses respectively.

Year 2000 Issue.

     We did not experience any disruptions to operations or any other problems relating to the Y2K issue. The Y2K issue generally refers to the problems some computer systems may have in determining the correct year for the century. We do not foresee any future problems resulting from the Y2K issue.

New Accounting Pronouncements.

     Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" (SFAS No. 131) was adopted in 1999 with the formation of DXF Design, Inc. SFAS No. 131 establishes standards for the reporting of operating results regarding different segments of a company. Segment operating results reported by DIGS for its subsidiaries Digital Corporate Profiles (DCP) and DXF Design (DXF) in 1999 are summarized as follows:



                                          DCP                  DXF              Consolidated
                                    ----------------     ----------------    -------------------

Net operating revenues                 $413,743             $150,279               $564,022
Operating income                       (589,211)              23,365               (565,846)
Operating assets                        449,591              100,090                549,681
Capital expenditures                          0                    0                      0
Depreciation/amortization                47,080                1,306                 48,386


     Adoption of SFAS No. 131 did not have a material effect on financial statement presentations and disclosures for prior years.

     DIGS has elected to follow Accounting Principles Board Opinion (APBO) No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its stock-based compensation. In electing to follow APBO No. 25, we are obligated to provide the expanded disclosures required under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." APBO No. 25 requires no recognition of compensation expense for stock-based compensation agreements provided the exercise price is equal to the market value on the date of grant. APBO No. 25 does require the recognition of compensation expense for variable award plans based on the current market value over the vesting periods. In contrast, SFAS No. 123 requires the recognition of compensation expense for grants of stock options and other equity instruments over the vesting period of such grants, based on the estimated fair market values of such grants on the grant-date. In 1999, DIGS granted 230,000 shares of qualified stock options and 65,000 shares of nonqualified stock options at an average exercise price of $5.17 per share. DIGS has not recognized any compensation expense related to these grants in 1999 because the options were not granted at a price below the fair market value on the date of grant. For additional information, please see Note 13 of the 1999 audited financial statements.

     In 1999, DIGS adopted Accountants' Statement of Position 98-5 (SOP 98-5), "Reporting on the Costs of Start-Up Activities." This statement requires costs related to start-up activities and organizational costs be expensed when incurred. The cumulative effect of this change was $2,625 (net of $0 tax effect) or $0.00 per common share for the years prior to 1999. The adoption of SOP 98-5 had no material effect on 1999 income.

                           ---------------------------


                                    BUSINESS

     This discussion, other than the historical financial information, may consist of forward-looking statements that involve risks and uncertainties, including fluctuations in results, the timely availability of new communication products, the impact of competitive products and services, and other risks described herein. Any forward-looking statements speak only as of the date hereof and should not be given undue reliance. Actual results may vary significantly from those projected.

General

     DIGS, Inc. is a developer and producer of comprehensive multimedia Internet and CD-ROM communication software and other forms of digital media to businesses who want to provide proactive information to their clients, investors, employees, the media, and the public at large.

     We have achieved market recognition with several of our products that are considered to be innovative and technologically advanced. Our CD-ROM products are developed for corporate clients and include investor relations CD-ROMs, marketing CD-ROMs, employee orientation CD-ROMs, environment, health and safety CD- ROMs, employee recruitment CD-ROMs and training CD-ROMs. We also provide Web Site design, CD-ROM data base programming and graphic design services. We intend to introduce to the Internet market a high speed, user friendly multiple video Internet player system in late 2000.

     DIGS currently operates its businesses through three wholly-owned subsidiaries: Digital Corporate Profiles, Inc. (DCP) provides complete multimedia and internet communication solutions to its corporate clients allowing them to proactively tell their story to the world. DCP produces several CD-ROM products including an Investor Relation CD (IRCD), an Environmental Health and Safety CD (EHSCD) and an Employee Orientation CD (EOCD). Each CD provides the client with a dynamic medium that allows them to communicate effectively with their investors, employees, the media and the public.

     During 1999, DIGS formed a wholly owned subsidiary, DXF Design, Inc. (DXF), which operates a digital and graphic design studio. DXF offers a complete range of Internet, CD-ROM and promotional print design services. DXF specializes in designing brochures, corporate identity graphics, corporate and entertainment promotional kits, as well as key art for theatrical and home video advertisements. DXF will not only provide artistic support to DCP but is an additional revenue center. DXF is actively marketing its digital and graphic design capabilities to the music, film and television industries.

     Digs Web Video, Inc. (DWV), another wholly owned subsidiary, was formed in 1999 to develop and market a real time Internet video screening application called iVideoNow!TM. The iVideoNow!TM player is intended to allow a user to instantly view up to 36 separate videos. DWV plans to expand the viewing capacity of the player to 200 videos. The interface of the iVideoNow!TM player can be designed to a client's specification to maximize the video player's use as a marketing and promotional tool. DWV also plans to develop an e-commerce function that will allow the iVideoNow!TM player to act as both a marketing tool and sales point for the client.

Corporate History

     On November 9, 1998, as a result of a reorganization agreement, DIGS issued 5,194,968 shares of its common stock in exchange for all the outstanding common stock of Digital Corporate Profiles, Inc. (DCP). The stock exchange resulted in DCP becoming a wholly owned subsidiary of the Company based on a conversion ratio of three shares of DIGS, Inc. common stock for each share of DCP's common stock. The reorganization was accounted for as a recapitalization of each entity at their book values.

     Prior to the reorganization, DIGS was an inactive shell called Advanced Laser Products. The shell corporation did not generate any revenue but did incur minor administrative expenses. Administration expenses were $300 and $4,730 for the years ended December 31, 1998 and 1997 respectively. On the reorganization date there were 53,663 outstanding shares owned by former shareholders. All share and per share amounts have been adjusted to reflect an April 20, 1998 one for ten reverse stock split and an October 16, 1998 one for twenty reverse stock split.

Products and Services

Corporate Information CD-ROMS

     The primary product of DCP is an Investor Relations CD-ROM (IRCD). Each IRCD program tells a corporate story by integrating the traditional printed annual report information with the latest CD-ROM and Internet interactive video, audio, and animation technologies. Complete financial information including financial statements, schedules and notes, combined with annual comparison graphs of revenues, sales, profits, earnings per share, etc., are all set forth in a colorful and creative manner. Each presentation includes video and audio that not only contains music and sound effects, but includes conversations with company executives, such as its President, Chief Financial Officer or Chief Scientist. These video and audio clips explain the client's business, financial success, new products and/or inventions. This approach makes the "corporate story" more compelling and, instead of reading a traditional printed annual report, allows shareholders and other interested parties view an interesting, colorful and entertaining CD that brings them up to date on the company's progress.

     To create our IRCD product, we first accumulate and/or create a collection of our client's videos, pictures, text, financial information or other data. Then using our proprietary application software, we produce an interactive digital Master CD-ROM of the client's story. In the case of the IRCD products, the basic package includes filming three corporate executive interviews, a 10-page corporate profile section, a financial bottom line section (which includes charts and graphs illustrating the financial aspects of the company), a products and services section and a research library. Also included is a link function that takes the viewer to a specific Internet website for up-to-the-minute information. This feature is available as long as the user has Internet capabilities and the Internet connection is established at the same time the IRCD is being viewed. This link function prevents the CD-ROM from becoming out-dated. Once the "Master" CD-ROM is produced, we contract with outside replication houses and printers to mass produce the final product for distribution to shareholders, the investing community or other interested parties.

     In addition to providing corporate information in a highly attractive, entertaining and interactive form, DCP offers a variety of custom designed packaging to further project a company's image. The CD- ROM/packaging combination can offer substantial savings to companies over traditional written annual reports and investor relation materials in both production and mailing costs. While traditional annual reports are still required by law, condensed IRCD versions can be inserted into the jacket, thereby reducing printing and postage costs. This approach to disseminating corporate information provides a substantial economic incentive to our clients. Large companies often spend anywhere from $6 to $12 to print each annual report and investor relations package. In addition, they incur postage costs of up to $3 per package. Our IRCD approach reduces the report costs to approximately $4 each, and postage costs can be reduced to an average of less than a $1 each. With volume orders and economies of scale, further reductions in Unit prices can be realized. Moreover, the IRCD is user-friendly, can be linked to a company's website and unlike traditional paper reports, does not require new paper, packaging and postage for every update. Once a shareholder has received an IRCD, additional CD's may not be required because new information or updated statistics can be obtained through the website link feature. The result is an easily updated, entertaining and interactive report that reduces a company's printing, handling and mailing costs.

     Another DCP product is the Environmental Health and Safety CD-ROM (EHSCD). The EHSCD provides an interactive format for corporate clients to report their environmental, health and safety accomplishments to shareholders, governments and interested environmental groups. The EHSCD uses text, graphics, video and audio in a dynamic manner to describe and explain a client's environmental, health, safety and natural resource preservation efforts to their employees, investors, environmental groups, media, the public and governmental agencies. DCP has produced an EHSCD for Atlantic Richfield Corporation ("ARCO") who is using it primarily to provide environmental health and safety information to its employees.

     Using a format similar to its IRCD and EHSCD products, DCP has also developed an Employee Orientation CD-ROM (EOCD) for internal uses by corporations. This product serves as an orientation and recruiting piece that is designed to familiarize new employees with their company by providing a comprehensive look at the company's people, products, services and policies. Unlike a video presentation, the CD-ROM format allows the viewer to skip or select particular sections to view.

Design and Graphic Services

     In August 1999, DIGS formed DXF to provide Web Site design, Web Site and CD-ROM graphic art design, traditional print design services and artistic support for our CD-ROM projects and our future iVideoNow!(TM) system.

     During the fall of 1999, DXF not only redesigned all of our web sites, but provided design services for outside companies as well. One of the first projects completed by DXF was the design of www.ehsreports.com. The Website helps Internet users search an international corporate database by company and/or industry, for environmental, health and safety reports available in print, online and interactive CD-ROM formats. DXF also developed an interactive Internet investor relations data base program to be used by a prominent Los Angeles Public Relations firm on their web site. DXF also offers its graphic services for traditional advertising, annual reports, corporate identity graphics, entertainment, and marketing design.

iVideoNow!TM  Internet  Video Delivery System

     In 1999 DIGS also began the initial research and development of a new and innovative Internet Video technology. This effort led to the formation in October 1999 of DIGS Web Video, Inc. (DWV) and the trade marking of a new business to business (B2B) product, iVideoNow!TM. In November 1999, we began beta testing the product on the Web Site www.ivideonow.com with existing clients. In December we added two new testing partners.

     iVideoNow!TM is a real time Internet video screening application. Scheduled for full launch in late 2000, iVideoNow!TM is currently in beta testing. iVideoNow!TM is designed to provide an Internet video presentation platform that allows companies in the film, TV, music, travel, and retail industries to use their existing video and TV presentations to promote their image and products. The iVideoNow!TM key features are its instant video library screening format (currently 36 videos), an interactive and user friendly interface, a multi-screen quality viewing function and our Internet video delivery system (iVNDS(TM)). Currently, iVideoNow!TM supports both Apple's QuickTime(TM) and Microsoft's MediaPlayer(TM) on the Internet Explorer(TM) and Netscape(TM) web browsers. Support for Real Networks' Real Video is expected to be added by the end of the year 2000, thus making iVideoNow!TM functional with all major web browsers and streaming video technologies. Coupled with iVNDS(TM), the iVideoNow!TM system is designed to automatically detect the video technology installed on a user's computer at the time of log on and uses that system seamlessly, thus eliminating the need to download any additional software.

     The iVNDSTM is based on our proprietary Internet server infrastructure, which has the ability to provide the best video quality available at the fastest possible speeds. Presently, video presentations over the Internet are in their infancy and require high speed Internet connections to deliver good quality video images. However, DWV can provide 4-star, near broadcast quality at the 56K-modem level, the connection speed used by most households. The 4-Star System allows the viewer to select the quality level they wish for full screen viewing. DWV also provides video digitization, compression and server storage. We intend to lease the iVideoNow!TM player as a package with the iVNDSTM or offer it as a stand-alone product to be used on a client's own server. DWV plans to offer two upgrades to the system. First, an e-commerce function is planned for integration in late 2000. Second, by year-end the video library function of the player is planned to be expanded from the present 36 video capacity up to 200 videos.

     We believe our principal business strengths include our demonstrated ability to supply unique CD-ROM and Internet communication products to companies, our reputation for experience, competence, integrity and our knowledge of how to successfully serve these markets. Amplifying our strengths is our belief that any potential new competitor would face the formidable task of having to substantially duplicate our technology or develop similar technology to successfully compete in this market.

Overview of the Industry.

     DIGS currently operates in three industries, CD-ROM production, Website Design and Streaming Video, all three in one way or another key off the Internet Industry. The number of Internet users around the world is constantly growing. The Computer Industry Almanac has projected that by year-end 2002, 490 million people around the world will have Internet access. The United States has an over whelming lead in Internet users with more than 110 million users at the end of 1999. According to the December 1999 Harris Interactive Survey, a total of 69% of all adults use a computer at home, work, or some other location. This is up from 50% in late 1995. The same study reported that 81% of all computer users use the Internet compared to 27% three years ago.

     The Internet Video industry is in its infancy. PC Data Online reported that as of the end of October 1999, 41% of households with Internet access used media players. It is estimated that less than 10 percent of households with Internet access use media players for video playback. Internet video, whether it be streaming or download- and-watch video, requires large bandwidth connections (high speed Internet access) to perform acceptably. Most businesses and schools have T-1 lines or higher bandwidth connections in use but as of November 1999, only 5.9% (Nielson/ NetRatings) of home users were accessing the Internet via high-speed connections. High-speed connections are defined as ISDN, T-1 telephone lines satellite, cable modem service and various types of digital subscriber lines.

     As of November 1999, only 4,266,023 unique audience used high-speed bandwidth, but the number of high-speed users is projected by Computer Economics to grow to 27 million by 2002.

The Market.

     The market for our products and services is widespread and based in the growing business to business (B2B) market. Any mid-size or larger business can use our products. Key products such as the IRCD and graphic design services compete directly with the print media. Competition in the financial and corporate printing industry is intense and well established, as most corporations currently use printed material as the means to communicate with their investors and market makers. We believe that the significant cost advantages and the more interesting, entertaining content of CD-ROM as compared to printed materials gives our products a substantial competitive advantage.

     The iVideoNow!TM player has an obvious appeal to movie studios and TV distribution companies as well as applications for video retailers that may wish to provide previews of popular new videos. There are also multiple applications in the travel industry and retail trade. In the travel industry, for example, hotels can video preview their rooms and facilities to potential clients. Cruise lines can display ship amenities, on board entertainment and destinations. Travel agents can provide visual and audio information on resorts, golf packages, European tours, etc. Travel industry websites are the second most popular sites on the Internet. In the retail industry, retailers can put on video fashion shows for home computer users. Likewise, the music industry can display music videos to help promote record sales. There are undoubtedly many other companies with products and/or services where videos can be designed to pique the public interest. While viewing these video presentations on the Internet, a quick click can open a company's e-commerce site. The e-commerce link will allow users to reserve a hotel room, book a cruise, rent or purchase a video, buy a music CD, or order the latest in fashion apparel.

     Yet another application for iVideoNow!TM has emerged as a result of recent discussions with a company that intends to place employee-training videos on their Intranet website. The use of the iVideoNow!TM player in this capacity could replace a company's use of videocassettes and VCR's. The benefit is with videocassettes an employee has to look at the entire videotape to see what they need to learn, while only certain sections may be relevant to them. With iVideoNow!TM, the employee easily can skip to the exact chapter or chapters of the presentation to find and review the pertinent information they require.

     The market we operate in is characterized by rapidly changing technologies, frequent new product and service introductions, and evolving industry standards. Our future success will depend, in large part, on how we adapt to rapidly changing technologies. We plan to adapt to new technology by continually improving the performance features and the reliability of our services. In addition, we have an active commitment to research and development and believe we will benefit from new bandwidth technology developments.

     We believe we are now in a position to aggressively market our products and services to a wider group of industries. We operate in the business-to-business
(B2B) marketplace, and focus our sales efforts on mid to large companies that are seeking a unique, efficient and inexpensive means of disseminating corporate business and financial information. We will market our products and services through personal contacts with existing and potential customers, investment relations firms, through a specially trained in-house sales force and through direct marketing techniques. The Company will support its marketing efforts with various techniques including news releases, mailers, industry networking, public relation firms and simply word of mouth and referrals. In addition to soliciting business from existing and prospective customers, each sales person also acts as the account service representative, ensuring that the Company's production staff promptly responds to customer instructions and meets customer needs.

     DIGS is not dependent on long-term clientele and does not enter into long term service or product contracts with its clients. We do have the opportunity to provide multiple products and services to each client and actively solicit such business. The growth and expansion of our business is built on constant recruitment of new accounts and offering new products and services to current clients.

Competition.

     Currently, there is limited direct competition in the production of CD-ROM's for the investment and corporate communications community. Although competitors can enter the field of CD-ROM production at any time, we believe our early entrance into this market and our proprietary instant-start software technology will allow us to continue to be a dominant provider of this business service. We face substantial competition in the area of financial Website design and maintenance. However, few competitors combine the corporate customer's Website with a physical CD-ROM in the hands of its audience.

     Key design services offered by DXF compete with the print media which is well established, as most corporations currently use printed matter as the means to communicate with their shareholders and market makers.

     At the present time video on the Internet is in its infancy, and competitive systems are limited to single unit players. Real Player's Real Video, Apple's QuickTime and Microsoft's Media Player make up the majority share of this market. These players could be considered competition to the iVideoNow!TM system but since iVideoNow!TM supports all these players, a more accurate description might be a system friendly application program. Further, iVideoNow!TM will be the only player currently offering a multiple of videos, a "library" of up to 36 videos. It is also the only product on the market providing the end user control of what they view and its quality. The Company's state-of-the-art technology puts it in a position to establish itself in this emerging market in which even a small market share could represent substantial revenues in the future.

     DIGS believes that the significant cost advantages and more interesting, entertaining content as compared to printed materials and other traditional communication mediums gives our products a substantial competitive advantage to be successful in this marketplace.

Intellectual Property, Government Approvals and Regulations.

     We are in the process of preparing a patent application covering our iVideoNow!TM and iVNDS(TM) technology. This application is expected to be filed within the next two months.

     Our other Internet video and CD-ROM technology is not protected by any patents or copyrights nor do we intend to seek any such protection, although we do treat our Internet video technology as proprietary information. We require all research employees to sign confidentiality agreements regarding their work for the Company and all rights to such technology are retained by the Company. However, without patent or copyright protection, we may not be able to prevent duplication of our Internet video technology by competitors.

Suppliers

     All supplies and components used in our business are readily available from a number of sources.

Customers

     We believe that a majority of our future growth will be generated from new customers. This expectation is the reason for DIGS establishing its own in-house marketing team. In addition, we will continually evaluate new or expanded services to be offered to past or existing customers.

Employees

        As of  March  31,  2000,  DIGS  had  nine  full-time  and  no  part-time
employees.   DIGS  also  utilizes  outside  services  to  perform   programming,
duplication and printing services.

                                    PROPERTY

     DIGS is leasing from a third party 6,153 square feet of office space at 17327 Ventura Boulevard, Suite 200, Encino, California, 91316. The lease calls for monthly rent of $8,307 and terminates July 31, 2003. The lease can be renewed for an additional three or five years at our discretion. DIGS has no plans to change its corporate office location or purchase any real property at this time.

                                   MANAGEMENT

Directors and Executive Officers of DIGS

     The present directors, executive officers, key employees and consultants of DIGS, their ages, positions held in DIGS, and duration as such, are as follows:


Name                                 Title                       Age          Period of Service
-------------------        ---------------------------------    -----      -------------------------
Peter B. Dunn              President and Director                60        November 1998  - Present

Allen Dunn                 Vice President, COO and Director      32        November 1998  - Present

David L. Fleming           Secretary and Director                49        November 1998  - Present

Karl Ehlert                CFO and Controller                    31        February 20000 - Present



Business Experience

     Peter B. Dunn founded Digital Corporate Profiles, Inc. ("DCP"), a wholly-owned subsidiary of DIGS, Inc., in July 1996. Since that time Mr. Dunn has served the Company in various capacities including Chairman of the Board, Chief Executive Officer, Chief Financial Officer and Treasurer. His duties with the Company have changed over time as the Company has grown and additional key personnel have joined the Company. Currently Mr. Dunn is CEO and President of DIGS, Inc., a position he has held since November 1998. From 1987 to 1996, Mr. Dunn was President of Lucky Dog Productions where he produced, directed and wrote golf television shows/videos, commercials, cable television pilots and made for television movies. Clients included Paramount Home Video, Classic Golf International and British Broadcasting Corp. From 1980 to 1987, Mr. Dunn was President of International Special Promotions (ISP), a special event marketing company with a client base that included Coca-Cola, R.J. Reynolds and Proctor and Gamble. From 1972 to 1980, Mr. Dunn was CEO of Western Corporate Services, Inc., which he founded in 1972. Western Corporate Services is the owner of U.S. Stock Transfer, the third largest independent stock transfer agency in the United States.

     Allen Dunn joined Digital Corporate Profiles, a wholly-owned subsidiary of DIGS, inc., as a computer programmer at DCP's inception in July 1996. Mr. Dunn has been serving as Chief Operating Officer of the Company since November 1998. Prior to becoming Chief Operating Officer, Mr. Dunn also served the Company as Chief Programmer as well as Director of Sales and Marketing. From June 1994 to June 1996, Mr. Dunn was a freelance computer programmer. Mr. Dunn received a Bachelor of Arts in Economics from California State University of Northridge in 1993. In addition, Mr. Dunn is an alumnus of the University of Colorado School of Astrophysics and Atmospherics. Mr. Dunn is currently pursuing an advanced degree in computer science.

     David Fleming joined the Board of Directors of Digital Corporate Profiles, a wholly-owned subsidiary of DIGS, Inc., in July 1996. In November 1998, Mr. Fleming became Secretary of DIGS, Inc. and Chief Officer of its graphic design subsidiary, DXF. Prior to joining DXF, Mr. Fleming was managing partner of DGF Design, a privately owned graphic arts company. Mr. Fleming was managing partner of DGF Design from 1992 until the time he joined DXF.

     Karl Ehlert joined DIGS, Inc. as Controller and Chief Financial Officer in February 2000. Mr. Ehlert is a licensed Certified Public Accountant in the state of California. From March 1999 through January 2000, Mr. Ehlert was a senior accountant at the public accounting firm of Cohen, Miskei and Mowrey located in Encino, California. During the period of January 1994 through February 1999, Mr. Ehlert was a senior accountant at the Los Angeles office of Matson, Driscoll and Damico, CPA's. Mr. Ehlert's experience includes performing financial audits with the former big six firm of Coopers and Lybrand's Los Angeles office during the 1997 and 1998 audit seasons. Mr. Ehlert graduated from California State University at Northridge in 1993 with a Bachelor of Science Degree in Business Administration/Accounting and became a licensed CPA in 1997. Mr. Ehlert is a member of the AICPA and the California Society of CPA's.

Committees of the Board

     The Board currently has no committees.

Family Relationships

     Peter Dunn is the father of Allen Dunn.

Employment/Consulting Agreements

     In February, 2000 the Company renewed its employment agreement with its President, Peter Dunn. The employment agreement was extended for three years and provides for a base annual salary of $120,000 as well as annual vacation, sick pay, bonus and reimbursement of out-of-pocket business expenses.

                             EXECUTIVE COMPENSATION

     The following table sets forth the compensation of the Company's Chief Executive Officer during the last three complete fiscal years. No other officers received annual compensation in excess of $100,000 during the last completed fiscal year.


                           SUMMARY COMPENSATION TABLE

                                    Annual Compensation                                   Long Term Compensation
                          ------------------------------------------     ----------------------------------------------------------
                                                                                     Awards               Payout
                                                                         -----------------------------  ----------
                                                                           Restricted
                                                       Other Annual           Stock       Securities        LTIP        All Other
                                             Bonus     Compensation         Award(s)      Underlying       Payout      Compensation
                      Year      Salary        ($)           ($)                ($)       Options (#)        ($)            ($)
                  ----------  ------------  -------   ---------------    ------------   --------------   ----------    ----------

Peter B. Dunn         1999       $116,000     -0-          $10,434(1)          -0-         100,000          -0-            -0-

                      1998         80,000     -0-          $10,463(1)          -0-           -0-            -0-            -0-

                      1997          5,000     -0-            $538 (1)          -0-           -0-            -0-            -0-


----------------------

(1) Represents monthly car allowance ($7,920 in 1999 and $6,174 in 1998) and membership in the Woodland Hills Country Club ($2,514 in 1999; $3,558 in 1998; and $538 in 1997).

     On January 2, 1999, pursuant to the 1999 Stock Incentive Plan, stock options were granted to Peter Dunn, Allen Dunn and David Fleming to purchase 100,000, 62,000 and 50,000 respectively. The exercise price of Peter Dunn's options are $5.50 per share and expire five years from the grant date. The exercise price of Allen Dunn's and David Fleming's options are $5.00 per share and expire ten years from the grant date. As of March 31, 2000, no options have been exercised.

Stock Option Plans

     On January 2, 1999, the Board of Directors of the Company approved a Stock Incentive Plan referred to as the "1999 Plan." The Plan was approved by the Company's shareholders on July 9, 1999. The purpose of the 1999 Plan is to enable the Company to recruit and retain selected officers and key personnel by providing equity participation in the Company. Under the 1999 Plan, full-time salaried employees, including directors, may be granted options at an exercise price of 100% of the fair market value of the shares on the date of grant. The exercise price of options granted to an individual whose holdings exceeding 10% of voting power must be at 110% of the fair market value on the date of grant. Any such options expire within five years. Options generally become exercisable at a rate of 33% a year over three years. The options, unless subject to the 10% voting power rule, generally are exercisable up to ten years. Options under the 1999 Plan can not be assigned except in the case of death and may be exercised only while an optionee is employed by the Company, or in certain cases, within a specified period after employment ends. The purchase price and number of shares of each option may be adjusted in certain cases, including stock splits, recapitalizations and reorganizations. The number of options and the optionee's are determined by the Board of Directors.

     The 1999 Plan provides the Board of Directors authorization to grant up to 750,0000 shares. As of March 31, 2000, the Company had granted 290,000 shares of qualified stock options and 110,000 shares of nonqualified stock options at the average exercise price of $5.17 per shares.


               OPTIONS GRANTED IN THE YEAR ENDED DECEMBER 31, 1999



                         Number of
                         Securities      % of Total Option
                         Underlying         Granted to        Exercise of
                      Options Granted      Employees in       Base Price
Name                      in 1999        Fiscal Year 1999      ($/share)      Expiration Date
----------------       ---------------  -------------------   ------------   -----------------
Peter Dunn               100,000                35%             $5.50         January 2, 2004
Allen Dunn                62,000                22%             $5.00         January 2, 2009
David Fleming             50,000                18%             $5.00         January 2, 2009



              OPTIONS GRANTED IN THE CURRENT YEAR (through 3/31/00)

                                          % of Total
                    Number of Securities  Option Granted
                    Underlying Options    to Employees in   Exercise of Base
Name                Granted in 2000       Fiscal Year 2000  Price ($/share)     Expiration Date
-------------       --------------------  ----------------  -----------------  ------------------
Karl Ehlert                60,000               100%              $5.00         February 1, 2010



                FISCAL YEAR END OPTION VALUE (DECEMBER 31, 1999)

                              Number of Securities Underlying     Value of Unexercised in the
                                Unexercised Options/SARs at       Money Options/SARs at Fiscal
                                    Fiscal Year End (#)                     Year End

                              Exercisable/Unexercisable Options  Exercisable/Unexercisable Options
Name                               at December 31, 1999               at December 31, 1999
-----------------             ---------------------------------  ----------------------------------

Peter Dunn                               0/100,000                            0/0
Allen Dunn                               0/62,000                             0/0
David Fleming                            0/50,000                             0/0


* The value of unexercised in-the-money options is based on a per share price of $3.69 as quoted on the OTC Bulletin Board on December 31, 1999.

      OPTION VALUE OF OPTIONS GRANTED IN THE CURRENT YEAR (through 3/31/00)



                              Number of Securities Underlying     Value of Unexercised in the
                               Unexercised Options/SARs at        Money Options/SARs at Fiscal
                                   Fiscal Year End (#)                      Year End

                              Exercisable/Unexercisable Options  Exercisable/Unexercisable Options
Name                                at March 31, 2000                  at March 31, 2000
--------------------          ---------------------------------  ----------------------------------

Peter Dunn                            33,333/66,667                      20,833/41,667
Allen Dunn                            20,666/41,334                      23,249/46,500
David Fleming                         16,666/33,334                      18,749/37,501
Karl Ehlert                                0/60,000                           0/67,500


* The value of unexercised in-the-money options is based on a per share price of $6.125 as quoted on the OTC Bulletin Board on March 31, 2000.

Directors Compensation

     DIGS reimburses its directors for expenses incurred in connection with attending Board meetings but did not pay director's fees or other cash compensation for services rendered as a director in 1999.

Limitation of Liability and Indemnification Matters

     Section 145 of the General Corporate Law ("GCL") of Delaware empowers a company incorporated in Delaware, such as DIGS, Inc., to indemnify its directors and officers under certain circumstances. The Company's Certificate of Incorporation provides that the Company shall indemnify such persons to the fullest extent of Delaware law.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company under Delaware law or otherwise, the Company has been advised the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Act of 1933 and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than payment by the Company for expenses incurred or paid by a director, officer or controlling person of the Company in successful defense of any action, suit, or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling
precedent, submit   to    a court of appropriate jurisdiction,  the  question o
whether such indemnification by it is against public policy in said Act and will be governed by the final adjudication of such issue.

     Article seven of the Company's Certificate of Incorporation provides that the Company shall, to the full extent permitted by Section 145 of the Delaware General Corporation law, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT


Principal Stockholders

     The following table sets forth, as of March 31, 2000, certain information with respect to the beneficial ownership of the Company's Common Stock by (i) each stockholder known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock and (ii) each executive officer and director of the Company, and directors and executive officers of the Company as a group. Except as indicated, it is our understanding that each individual listed below has sole power to vote and dispose of the number of shares owned.

     (a) Ownership of Certain Beneficial owners:


                                                                     Percentage
                                                   Number of        Beneficially
Name and Address                                   Shares (1)           Owned
--------------------------------------------     --------------    -------------
Peter B. Dunn                                      1,330,500            20.0%
17327 Ventura Blvd., Suite 200
Encino, CA  91316

Allen Kelsey Grammar Trust                           450,000            6.8%
c/o Donald J. Miod
Miod & Company
15456 Ventura Blvd., Suite 500
Sherman Oaks, CA  91403

First Capital Network (1) & (2)                      439,992            6.6%

Worldwide Insurance Consultants (1) & (2)            439,992            6.6%

Jamie Mazur (2) & (3)                                219,996            3.3%

Jennifer Mazur (2) & (3)                             219,996            3.3%

Emily Mazur (2) & (3)                                219,996            3.3%

Trent Mazur (2) & (3)                                219,996            3.3%

------------------------

(1) First Capital Network and Worldwide Insurance Consultants are subsidiaries of Corporate Financial Enterprises. Mr. Regis Possimo is an officer and principal shareholder of Corporate Financial Enterprises and is deemed to be the beneficial owner of these shares.

(2)  The  address of each  beneficial  owner is  identified  as:
     c/o  Corporate Financial Enterprises
          2224 Main Street
          Santa Monica, CA 90405

(3) Emily and Trent Mazur are minors. Their shares are held by Michelle Mazur, their mother, as custodian.

     (b) Security Ownership of Management:

Name, Title and Address             Number of Shares         Percent of Class
---------------------------------- ------------------        -----------------
Peter B. Dunn                           1,330,500                  20.0%
President and Director
17327 Ventura Blvd., Suite 200
Encino, CA  91316

Allen Dunn                               165,000                   2.5%
Vice President, COO and
Director
17327 Ventura Blvd., Suite 200-
Encino, CA  91316

David Fleming                            120,000                   1.8%
Director
17327 Ventura Blvd., Suite 200-
Encino, CA  91316

Officers and Directors as a             1,615,500                  24.3%
Group (3 individuals)


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Except as otherwise indicated below, we have not been a party to any transaction, proposed transaction, or series of transactions in which the amount involved exceeds $60,000, and in which, to our knowledge, any of our directors, officers, five percent beneficial security holder, or any member of the immediate family of the foregoing persons has had or will have a direct or indirect material interest.

     In 1997 and 1998, the Company borrowed monies from Peter Dunn, its President, evidenced by a demand loan agreement with interest at 10% per annum. In December 1998, the Company repaid $47,321 to Mr. Dunn, representing all amounts owed to Mr. Dunn, including interest.

     During the year ended December 31, 1999, the Company received a short term loan of $25,000 from its President, Peter Dunn. The loan was repaid on November 30, 1999. Also during 1999, DXF loaned $30,000 to its President, David Fleming. In March of 2000, DXF loaned an additional $15,000 to Mr. Fleming. The loans bear interest at 5% per annum and are due on July 30, 2000 and March 22, 2001, respectively.

     During 1999 and 1998, DIGS paid its Secretary, David Fleming, $10,316 and $9,000 respectively, for graphic art services provided by him prior to the formation of DXF Design, Inc.

                              PLAN OF DISTRIBUTION

     The Selling Stockholders may, from time to time, sell all or a portion of the shares of Common Stock on any market upon which the Common Stock may be quoted (currently the OTC-Bulletin Board and Frankfurt Stock Exchange), in privately negotiated transactions or otherwise. Such sales may be at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to the market prices or at negotiated prices. The shares of Common Stock may be sold by the Selling Stockholders by one or more of the following methods, without limitation:

     (a) block trades in which the broker or dealer so engaged will attempt to sell the shares of Common Stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     (b) purchases by a broker or dealer as principal and resale by the broker or dealer for its account pursuant to this Prospectus;

     (c)  an exchange distribution in accordance with the rules of the exchange;

     (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers;

     (e)  privately negotiated transactions;

     (f) market sales (both long and short to the extent permitted under the federal securities laws); and

     (g)  a combination of any aforementioned methods of sale.

     In effecting sales, brokers and dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate.

     Brokers or dealers may receive commissions or discounts from the Selling Stockholders or, if any of the broker-dealers act as an agent for the purchaser of said shares, from the purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the Selling Stockholders to sell a specified number of the shares of Common Stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of Common Stock at the price required to fulfill the broker-dealer commitment to the Selling Stockholders if said broker-dealer is unable to sell the shares on behalf of the Selling Stockholders. Broker-dealers who acquire shares of Common Stock as principal may thereafter resell the shares of Common Stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares, commissions as described above. The Selling Stockholders may also sell the shares of Common Stock in accordance with Rule 144 under the Securities Act, rather than pursuant to this Prospectus.

     The Selling Stockholders and any broker-dealers or agents that participate with the Selling Stockholders in the sale of the shares of Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of Common Stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     From time to time, the Selling Stockholders may pledge their shares of Common Stock pursuant to the margin provisions of their customer agreements with their brokers. Upon a default by a Selling Stockholder, the broker may offer and sell the pledged shares of Common Stock from time to time. Upon a sale of the shares of Common Stock, the Selling Stockholders intend to comply with the Prospectus delivery requirements, under the Securities Act, by delivering a Prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act which may be required in the event any Selling Stockholder defaults under any customer agreement with brokers.


Subscription Procedures

     All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by DIGS.

Transfer Agent and Registrar

     The transfer agent and registrar for our common stock is Signature Stock Transfer, Inc., 14675 Midway Road, Suite 229, Dallas, Texas 75244.

                                     SELLING STOCKHOLDERS

                                                                                       Number of Common
                                         Number of Common            Number of        Shares Beneficially
                                        Shares Beneficially        Common Shares        Owned Following
Name of Shareholder                 Owned Prior to the Offering   Offered Hereby         the Offering
                                        # Of          % Of             # Of            # Of         % Of
                                       Shares         Class           Shares          Shares       Class
--------------------------        --------------    -----------   ---------------   ----------   ---------

Calp II, L.P.                     1,600,000 (1)       19.4%          1,600,000          -0-          0%
Calp II, L.P.                       100,000 (2)        1.5%            100,000          -0-          0%
May Davis Group, Inc.               200,000 (2)        2.9%            200,000          -0-          0%

--------------------

(1)  Assumes  conversion  of the 2,500 shares of Series A Preferred  Stock.
(2)  Assumes the exercise of outstanding warrants.

                          DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consists of 80,000,000 shares of Common Stock, $.001 par value and 20,000,000 shares of Preferred Stock, $.01 par value. As of March 31, 2000, there were 6,658,631 shares of Common Stock outstanding and 2,500 shares of Series A Convertible Preferred Stock outstanding.

Common Stock

     Each stockholder is entitled to one vote for each share of Common Stock held on all matters submitted to a vote of stockholders, including the election of directors.

     Holders of Common Stock are entitled to receive the dividends as may be declared by our Board of Directors out of funds legally available for dividends and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. Our Board of Directors is not obligated to declare a dividend. Any future dividends will be subject to the discretion of the Company's Board of Directors and will depend upon, among other things, future earnings, the operating and financial condition of the Company, its capital requirements, general business conditions and other pertinent factors. It is not anticipated that dividends will be paid in the foreseeable future.

     Holders of Common Stock do not have preemptive rights to subscribe to additional shares if issued by us. There are no conversion, redemption, sinking fund or similar provisions regarding the Common Stock. All of the outstanding shares of Common Stock are fully paid and nonassessable and all of the shares of Common Stock issued upon the exercise of the outstanding warrants will be, upon issuance, fully paid and non-assessable.

Preferred Stock

     The Board of Directors has authority to issue the authorized Preferred Stock in one or more series, each series to have such designation and number of shares as the Board of Directors may fix prior to the issuance of any shares of such series. Each series may have such preferences and voting, participating, optional or other special rights, with such rights, limitations or restrictions, as are stated in the resolution or resolutions providing for the issue of such series as may be adopted from time to time by the Board of Directors prior to the issuance of any shares of such series.

     In March, 2000, the Company authorized and issued 2,500 shares of preferred stock to be designated as Series A Convertible Preferred Stock. The Preferred Stock has no voting rights except as may be required by Delaware's General Corporation Law. The Series A Preferred Stock has a dividend rate of 6% per annum. The Preferred Stock is convertible at 75% of the lowest closing bid price of our Common Stock during any three trading days during the 20 consecutive trading days ending on the date of the holder's determination to convert or $11.25, whichever is lower. The Shares can also be redeemed by the Company under certain circumstances.

Warrants

     In  connection  with  various   acquisition,   compensation  and  financing
transactions, DIGS has issued the following warrants, all of which are exercisable into shares of Common Stock:


    Issue Date        # of Shares Covered      Exercisable      Exercise Price/Share    Expiration Date
    -----------       --------------------     ------------     ---------------------- ----------------

      3/14/00                100,000 (1)         3/14/00                $9.90              3/14/03
      3/14/00                200,000 (1)         3/14/00                $9.90              3/14/03


-------------------------
(1)  Of this amount no warrants have been exercised.

Options

     The Company has issued qualified options to purchase 230,000 shares of Common Stock and non-qualified options to purchase 65,000 shares of Common Stock to 10 individuals. The options are exercisable at an average price of $5.17 per share. All options are exercisable for up to 10 years unless the optionholder's association with the Company is terminated, in which case, the options must be exercised within 30 days of such termination and are cancelled thereafter.

                                LEGAL PROCEEDINGS

     We are not a party to any legal proceedings.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered by the Selling Stockholders will be passed upon by the law firm of Bartel Eng Linn & Schroder, Sacramento, California.

                                     EXPERTS

     The consolidated balance sheets as of December 31, 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 1999 and December 31, 1998 included in this Prospectus have been audited by Caldwell, Becker, Dervin, Petrick & Co., L.L.P., independent chartered accountants, as set forth in their report thereon included elsewhere herein and are included in reliance upon the report, given on the authority of the firm, as experts in accounting and auditing.

                              AVAILABLE INFORMATION

     We have filed a registration statement on Form SB-2, together with all amendments and exhibits, with the SEC. This Prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this Prospectus to any contract or other document of DIGS, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement at the SEC's public reference room, and at the SEC's regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, 13th Floor, New
York, New York 10048. Please call the SEC at 1-800-SEC- 0330 for further information on the operation of the public reference rooms. Our filings and the registration statement can also be reviewed by accessing the SEC's website at http://www.sec.gov.

                       FINANCIAL STATEMENTS AND SCHEDULES

Financial Statements

     The  following   Financial   Statements   pertaining  to  DIGS,   Inc.  and
Subsidiaries are filed as part of this Prospectus:
                                                                     Pages
                                                                 --------------

Independent Auditors' Report                                          F-1

Consolidated Balance Sheet as of December 31, 1999                    F-2

Consolidated Statements of Operations
  For the Years Ended December 31, 1999 and 1998                      F-3

Consolidated Statements of Stockholders' Equity
  For the Years Ended December 31, 1999 and 1998                      F-4

Consolidated Statements of Cash Flows
  For the Years Ended December 31, 1999 and 1998                   F-5 - F-6

Notes to Consolidated Financial Statements                         F-7 - F- 18

Additional Information:
  Independent Auditors' Report on Additional Information              F-19

Schedule of Cost of Goods Sold and Operating Expenses                 F-20
  For the Years Ended December 31, 1999 and 1998

Independent Accountants' Report                                       F-21

Consolidated Balance Sheet (Unaudited) as of March 31, 2000           F-22

Consolidated Statements of Operations (Unaudited)                     F-23
  For the Three Months Ended March 31, 2000 and 1999

Consolidated Statements of Cash Flow (Unaudited)                      F-24
  For the Three Months Ended March 31, 2000 and 1999

Selected Information - Substantially All Disclosures Required     F-25 - F-28
  by Generally Accepted Accounting Principles are Not Included

                          INDEPENDENT AUDITORS' REPORT


February 24, 2000


To the Board of Directors and Shareholders of DIGS, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheet of DIGS, Inc. (a Delaware corporation) and Subsidiaries as of December 31, 1999 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the two years in the period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 1999 consolidated financial statements referred to above present fairly, in all material respects, the financial position of DIGS, Inc. and subsidiaries as of December 31, 1999, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1999, in conformity with generally accepted accounting principles.

As discussed in Note 2 to the financial statements, in 1999 the Company changed its method of accounting for organizational and start-up costs.




CALDWELL, BECKER, DERVIN, PETRICK & CO., L. L. P.
Woodland Hills, California 91364

                           DIGS, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                                DECEMBER 31, 1999



                                     ASSETS


CURRENT ASSETS
    Cash (Note 2)                                                                            $       106,095
    Marketable equity securities (Notes 2 and 3)                                                     116,875
    Accounts receivable - trade (Note 2 and 8)                                                        67,695
    Loan receivable - officer (Note 15)                                                               30,558
                                                                                            -----------------
             Total Current Assets                                                                    321,223
                                                                                            -----------------

PROPERTY AND EQUIPTMENT,
  net of accumulated depreciation (Notes 2 and 5)                                                    110,811

PROGRAM DEVELOPMENT COSTS,
  net of accumulated amortization (Notes 2 and 6)                                                    127,955

LONG-TERM ASSETS
    Deposit                                                                                              160
    Deferred tax assets (Note 4)                                                                          --
                                                                                            -----------------

             Total Assets                                                                    $       560,149
                                                                                            =================

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
    Accounts payable and accrued expenses                                                    $        72,164
    Income taxes payable                                                                               4,564
    Interest payable (Note 16)                                                                         2,346
    Short-term note payable (Note 16)                                                                300,000
    Sublease deposits                                                                                  2,400
    Deferred rent credit (Note 7)                                                                     11,667
                                                                                            -----------------

             Total Current Liabilities                                                               393,141
                                                                                            -----------------

CONCENTRATION AND COMMITMENT (Note 7 and 8)

STOCKHOLDERS' EQUITY
    Preferred stock, par value $.01 per share; 20,000,000 shares
      authorized, 0 shares issued and outstanding                                                         --
    Common stock, par value $.001 per share; 80,000,000 shares
      authorized, 6,658,631 shares issued and outstanding                                              6,659
    Additional paid-in capital                                                                     1,482,594
    Accumulated other comprehensive income (loss)                                                     (2,747)
    Retained (deficit)                                                                            (1,319,498)
                                                                                            -----------------

             Total Stockholders' Equity                                                              167,008
                                                                                            -----------------

             Total Liabilities and Stockholders' Equity                                      $       560,149
                                                                                            =================


The Accompanying Notes are an Integral Part of the Consolidated Financial Statements.

                           DIGS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998


                                                                               1999                   1998
                                                                        -----------------       ----------------

REVENUE
    CD-ROM design and development revenue                                $       414,145        $       166,564
    Graphic design revenue                                                       149,877                     --
    Stocknet-USA directories                                                          --                  5,130
                                                                        -----------------       ----------------
        Total Revenue                                                            564,022                171,694
                                                                        -----------------       ----------------
COST OF SALES (Page 21)                                                          280,069                 96,980
                                                                        -----------------       ----------------
        Gross Profit                                                             283,953                 74,714

OPERATING EXPENSES (Page 21)                                                     801,799                535,231
                                                                        -----------------       ----------------
        (Loss) from Operations                                                  (517,846)              (460,517)

OTHER INCOME (EXPENSE)
    Rental income (Note 7)                                                        22,300                 23,000
    Financing expense (Note 10)                                                       --               (134,930)
    Interest income                                                                  863                     --
    Miscellaneous income                                                           1,351                     --
    Gain on sale of asset (Note 18)                                               38,722                     --
     Realized loss on sale of securities                                          (7,850)                    --
     Interest expense                                                             (2,653)                (1,831)
                                                                        -----------------       ----------------
        Total Other Income                                                        52,733               (113,761)
                                                                        -----------------       ----------------

        (Loss) Before Income Taxes and Cumulative Effect of Accounting
         Change                                                                 (465,113)              (574,278)

PROVISION FOR INCOME TAX (Note 4)                                                 (5,364)                  (800)
                                                                        -----------------       ----------------
        Net (Loss) Before Cumulative Effect of Accounting Change                (470,477)              (575,078)

CUMULATIVE EFFECT OF ACCOUNTING CHANGE
    Organizational costs, net of income tax benefit of $0                         (2,625)                    --
                                                                        -----------------       ----------------
        Net (Loss)                                                              (473,102)              (575,078)

OTHER COMPREHENSIVE INCOME, net of tax:
    Unrealized holding (loss) arising during period, net of tax benefit
      of $0 and $0  (Notes 2 and 3)                                               (2,747)                (7,850)
    Add reclassification adjustment for (loss) included in net income              7,850                     --
                                                                        -----------------       ----------------

        Comprehensive Income (Loss)                                     $       (467,999)       $      (582,928)
                                                                        =================       ================
(Loss) per common share (Note 2 and 12)                                 $           (.07)       $          (.14)
                                                                        =================       ================


The Accompanying Notes are an Integral Part of the Consolidated Financial Statements.

                           DIGS, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998


                                                                                        Other
                     Preferred Stock         Common Stock             Additional    Comprehensive      Retained
                    --------------------------------------------       Paid-In         Income/         Earnings
                    Shares    Amount      Shares         Amount        Capital          (Loss)         (Deficit)       Total
                    -------  --------   -----------  -----------    ------------    -------------   -------------   -----------
Balance at
  Dec. 31, 1997        --         --     3,435,000   $    3,435     $  297,153      $       --       $ (271,318)    $   29,270

Stock sales
  Mar. 20, 1998
  (Note 10)            --         --     1,759,968        1,760        144,905              --               --        146,665

Reorganization
  with DIGS, Inc.
  Nov. 9, 1998
  (Note 9)             --         --        53,663           54            (54)             --               --             --

Stock sales
  Nov. 10, 1998
  (Note 11)            --         --     1,400,000        1,400        992,600              --               --        994,000

Net (loss) for the
  year ended
  Dec. 31, 1998        --         --            --           --             --              --         (575,078)      (575,078)

Unrealized holding
  (loss)
  Dec. 31, 1998
   (Notes 2 and 3)     --         --            --           --             --          (7,850)              --         (7,850)
                    -------  --------   -----------  -----------    ------------    -------------   -------------   -----------

Balance at
  Dec. 31, 1998        --         --     6,648,631        6,649      1,434,604          (7,850)        (846,396)       587,007


Shares issued for
  services
  Nov. 17, 1999
  (Note 17)            --         --        10,000           10         47,990              --               --         48,000

Net (loss) for the
  year ended
  Dec. 31, 1999        --         --            --           --             --              --         (473,102)      (473,102)

Net unrealized
  holding (loss) and
   reclassification
  Dec. 31, 1999
   (Notes 2 and 3)     --         --            --           --             --           5,103               --          5,103
                    -------  --------   -----------  -----------    ------------    -------------   -------------   -----------

Balance at
  Dec. 31, 1999        --    $    --     6,658,631   $    6,659     $1,482,594      $   (2,747)     $(1,319,498)    $  167,008
                    -------  --------   -----------  -----------    ------------    -------------   -------------   -----------


The Accompanying Notes are an Integral Part of the Consolidated Financial Statements.

                           DIGS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998


                                                                               1999                   1998
                                                                       ---------------------  -------------------
CASH FLOWS PROVIDED (USED) BY OPERATING ACTIVITIES:
  Net (loss)                                                            $        (473,102)     $        (575,078)
  Adjustments to reconcile net (loss) to net cash provided (used)
    by operating activities:
    Cumulative effect of accounting change-organizational costs                     2,625                     --
    Operating expenses paid by issuance of stock                                   48,000                134,930
    Equity securities received for payment of services                            (75,000)                    --
    Amortization and depreciation                                                  48,386                 31,607
    (Increase) in accounts receivable                                             (64,512)                (3,183)
    (Increase) in deposit                                                            (160)                    --
    (Decrease) increase in current liabilities and accrued expenses                35,278                 (6,101)
    Increase in income taxes payable                                                4,564                     --
    Increase in interest payable                                                    2,346                     --
     (Decrease) increase in deposits                                                 (600)                 3,000
     Increase (decrease) in deferred rent credit                                  (20,000)                31,667
     Gain on sale of asset                                                        (38,722)                    --
     Realized loss on sale of marketable equity securities                          7,850                     --
                                                                       -------------------    -------------------

        Net Cash Flows (Used) by Operating Activities                            (523,047)              (383,158)
                                                                       -------------------    -------------------

CASH FLOWS PROVIDED (USED) BY INVESTING ACTIVITIES:
    Acquisition of property and equipment                                         (48,550)               (79,042)
    (Increase) in program development cost                                       (108,820)                    --
    Proceeds from sale of marketable equity securities                              1,150                     --
    Acquisition of marketable equity securities                                        --                 (9,000)
                                                                       -------------------    -------------------

        Net Cash Flows (Used) by Investing Activities                            (156,220)               (88,042)
                                                                       -------------------    -------------------

CASH FLOWS PROVIDED (USED) BY FINANCING ACTIVITIES:
    Issuance of common stock (Notes 10 and 11)                                         --              1,005,735
    Proceeds from short-term loan                                                 325,000                600,000
    Principal payment on short-term loan                                          (25,000)              (600,000)
    (Increase) in loan receivable - officer                                       (30,558)                    --
    (Decrease) in note payable to stockholders                                         --                (47,321)
                                                                       -------------------    -------------------

        Net Cash Flows Provided by Financing Activities                           269,442                958,414
                                                                       -------------------    -------------------

NET INCREASE (DECREASE) IN CASH                                                  (409,825)               487,213

CASH AT THE BEGINNING OF THE YEAR                                                 515,920                 28,707
                                                                       -------------------    -------------------

CASH AT THE END OF THE YEAR                                             $         106,095      $         515,920
                                                                       ===================    ===================



The  Accompanying  Notes  are an  Integral  Part of the  Consolidated  Financial
Statements.



                           DIGS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998


                                                                               1999                   1998
                                                                       ---------------------  -------------------
ADDITIONAL DISCLOSURES:
    Cash paid during the year for:
    Interest                                                            $             307      $           1,831
                                                                       ===================    ===================

    Income Taxes                                                        $             800      $             800
                                                                       ===================    ===================

NON-CASH INVESTING AND FINANCING TRANSACTIONS:
    Common stock issued in exchange for subsidiary's common stock
                                                                        $              --      $         312,322
                                                                       ===================    ===================

    Disposal of asset in exchange for equity securities (Note 18)       $          44,622      $              --
                                                                       ===================    ===================

    Equity securities received for payment of services (Note 18)        $          75,000      $              --
                                                                       ===================    ===================



The Accompanying Notes are an Integral Part of the Consolidated Financial Statements.

                           DIGS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1999


NOTE 1 - DESCRIPTION OF BUSINESS

DIGS, Inc. (the Company), formerly known as Advanced Laser Products, Inc., a Delaware corporation, was incorporated on June 27, 1986, as Skin Research Laboratories, Ltd. On September 25, 1990, the Company changed its name to
Medipak Corporation. On February l, 1995, the Company changed its name to Advanced Laser Products, Inc. In the late 1980's, the Company was attempting to enter the medical receivables financing business. On November 9, 1998, the Company acquired Digital Corporate Profiles, Inc. (DCP). In connection with the agreement of reorganization, the "Reorganization," the Company issued 5,l94,968 shares of its common stock at $.001 par value per share, in exchange for all of the outstanding common stock of DCP, in which DCP became a wholly owned subsidiary of the Company based on a conversion ratio of 3 shares of the
Company's common stock for each share of DCP's stock. Prior to the reorganization, the Company was considered a shell organization and was inactive. The merger qualified for a tax-free reorganization and has been accounted for as a recapitalization of Digital Corporate Profiles, Inc. and the acquisition of DIGS at their book value. As a result of the recapitalization, the Company's consolidated financial statements presented are those of Digital Corporate Profiles, Inc. (DCP) whose owners maintained control after the reorganization. Please see Note 9 for additional information. In 1999, the Company formed two wholly owned subsidiaries, DXF Design, Inc. (DXF) and DIGS Web Video, Inc. (DWV).

DCP provides complete multimedia and Internet communications solutions for public companies to proactively tell their story to the worldwide investment community. DCP produces CD-ROM (IRCD) packages for its corporate and investor relations clients. DCP also offers an environmental health and safety CD-ROM (EHSCD) to dynamically tell the environmental, health and safety story to investors, environmental groups, media and the public. In addition, the Company also produces an employee orientation CD-ROM (EOCD) for the customers' internal use. It is designed to familiarize new employees with their new environment by providing a comprehensive look at all aspects of the customers' companies, including: staff, products, services, policies, and financial outlook. In 1999, DCP ceased to provide Stocknet-USA directory services and sold Stocknet-USA Website and domain name to non-related parties (see Note 18 for additional information).

DXF is a fully functional digital and graphic design studio providing a complete range of Internet, CD-ROM and promotional print design services. DXF specializes in designing brochures, corporate identity graphics, corporate and entertainment promotional kits, as well as providing key art for theatrical and home video advertisement.

DWV is developing and marketing a real time Internet Video screening application known as iVideoNow!. The iVideoNow! player has the capability of allowing the user to instantly view up to 36 separate videos. This multi-screening technology is currently being marketed to companies in the film, television, music, travel, and retail industries. This multi-screening technology of iVideoNow! can be designed to a client's specification and will provide companies new ways to use Internet video as a promotional tool. DWV is also developing an e-commerce technology that will work with the iVideoNow! player, allowing the viewer to order products directly from the promotional videos.

                           DIGS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1999



NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Consolidation

The consolidated financial statements include the accounts of DIGS, Inc. and its wholly owned subsidiaries, Digital Corporate Profiles, Inc. (DCP), a California corporation, Advanced Laser Products, Inc., a Nevada corporation (inactive), DXF Design, Inc., a California corporation, and DIGS Web Video, Inc., a California corporation. All significant intercompany accounts and transactions have been eliminated in consolidation.

Segment information

The company adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" (SFAS No
131) in 1999. Prior to 1999, the Company only operated in one business segment. This statement establishes for the reporting of information about a company's operating segments. Operating segments are defined as components of an enterprise for which separate financial information is available that is evaluated regularly by the chief operating decision maker(s) in deciding how to allocate resources and in assessing performance. SFAS No. 131 also requires disclosures about products and services, geographic areas and major customers. The adoption of SFAS No. 131 did not affect results of operations or financial position of prior reports. (See Note 14 for additional information)

Reclassifications

Certain prior year balances have been reclassified to conform with the current year presentation.

Cash and Cash Equivalents

The Company and its subsidiaries consider cash on hand and cash in banks as cash and cash equivalents.

Accounts Receivable

Uncollectible accounts receivable are written off as bad debt expense at the end of the year. For the year ended December 31, 1999 and 1998, there was no bad debt expense. The current accounts receivable is considered collectible by management.

Marketable Securities

Marketable securities consist of common stock. Marketable securities are stated at market value as determined by the most recently traded price of each security at the balance sheet date, with the unrealized gains and losses, net of tax, reported as a separate component of stockholders' equity. All marketable securities are defined as available-for-sale securities under provisions of Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." For purpose of determining realized gains and losses, the cost of securities sold was based on first-in, first-out method.

                           DIGS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1999



NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Comprehensive Income

Statement  of  Financial   Accounting  Standards  ("SFAS")  No.  130,  Reporting
Comprehensive Income, establishes a standard for reporting and displaying comprehensive income and its components within the financial statements.
Comprehensive income includes charges and credits to equity that are not the result of transactions with shareholders. Comprehensive income is composed of two subsets - net income and other comprehensive income. Included in other comprehensive income for the Company are unrealized losses and adjustment for realized losses of available-for-sale securities as of December 31, 1999 and 1998.

Revenue Recognition

Design and development of CD-ROM revenues are billed in equal one-third installments as the contract progresses. All payments are nonrefundable and revenue is recognized when earned. Revenue is deemed to be earned when there is no future performance obligation. Future performance obligation ceases when the product is approved by the client and shipped. The average length of a contract is approximately two months. As of December 31, 1999 and 1998, the Company did not have any open contracts.

Graphic design revenue is billed when the project is completed. As of December 31, 1999, the Company did not have any open contracts.

Earnings Per Share

In 1997, the Financial Accounting Standards Board issued Statement (SFAS) No. 128, "Earning Per Share." SFAS No. 128 established standards for computing and presenting earnings per share ("EPS") and requires the presentation of both basic and diluted EPS. Unlike primary EPS, basic EPS excludes any dilutive effects of options, warrants, and convertible securities and is computed on the basis of the weighted average number of common shares outstanding during the year. The diluted EPS calculation is very similar to the previous fully diluted EPS calculation method. The Company has adopted SFAS 128 since 1998. The Company has a simple capital structure and there were no changes under the SFAS 128 methodology to the previously reported EPS amounts for any of the fiscal years. Fully diluted per share data is not presented, as the effects would be antidilutive. (See Note 12)

Property and Equipment

Depreciation  of  equipment  and  amortization  of  leasehold   improvements  is
calculated by the straight-line and accelerated methods based on the following estimated useful lives:

                                                           Years
                                                         ---------
                Computer                                     5
                Furniture and fixtures                       7
                Computer software                            5
                Leasehold improvements                       10

In 1999, the Company changed its accounting policy for organization and start-up costs. Please see accounting change.

                           DIGS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1999



NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Long-Lived Assets

In 1998, the Company adopted SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." In accordance with SFAS 121, long-lived assets held and used by the Company are reviewed for impairment when events or changes in circumstances indicate that the carrying amount of an asset might not be fully recoverable. For purposes of evaluating the recoverability of long-lived assets, the estimated future cash flows associated with the asset would be compared to the asset's carrying amount to determine if a write-down to market value or discounted cash flow value is required. The adoption of SFAS 121 had no impact on the Company's financial position or on its results of operations.

Program Development Costs

In March 1998, the Company adopted Statement of Position 98-1, "Accounting for Costs of Computer Software Developed or Obtained for Internal Use." Capitalized program development costs consist of consulting and programming costs. The Company capitalizes internally developed software costs based on a project-by-project analysis of each project's significance to the Company and its estimated useful life. All capitalized software costs are amortized on a straight-line method over a period of five years.

Stock-Based Compensation

The Company has elected to follow Accounting Principles Board Opinion (APBO) No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its stock-based compensation and to provide the disclosures required under Statement of Financial Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation."

APBO No. 25 requires no recognition of compensation expense for most of the stock-based compensation agreements provided by the Company where the exercise price is equal to the market value at the date of grant. However, APBO No. 25 requires recognition of compensation expense for variable award plans over the vesting periods of such plans, based upon the then-current market values of the underlying stock. In contrast, SFAS No. 123 requires recognition of compensation expense for grants of stock, stock options, and other equity instruments over the vesting periods of such grants, based on the estimated grant-date fair values of those grants (see Note 13 for additional information).

Income Taxes

This Company has adopted SFAS No. 109, "Accounting for Income Taxes", which requires a liability approach to financial accounting and reporting for income taxes. The difference between the financial statement and tax basis of assets and liabilities is determined annually. Deferred income tax assets and liabilities are computed for those differences that have future tax consequences using the currently enacted tax laws and rates that apply to the periods in which they are expected to affect taxable income. Valuation allowances are established, if necessary, to reduce deferred tax asset accounts to the amounts that will more likely than not be realized. Income tax expense is the current tax payable or refundable for the period, plus or minus the net change in the deferred tax asset and liability accounts.

                           DIGS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1999



NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Year 2000 Compliance

In general, management believes its computerized systems used to report financial information are year 2000 compliant. Management does not foresee any material year 2000 problems with the Company's vendors, service providers, or other third parties which affect the Company's financial information. As of the date of this report, the Company has not experienced any year 2000 problems.

Accounting Change

In 1999, the Company adopted Accountants' Statement of Position (SOP) 98-5, "Reporting on the Costs of Start-Up Activities." This statement requires that costs of start-up activities and organizational costs be expensed as incurred. The cumulative effect of this accounting change on years prior to 1999 was in the amount of $2,625 (net of $0 tax effect) or $0.00 per common share that was reflected in the first quarter of 1999. This new accounting requirement did not have a significant effect on 1999 income before the cumulative effect of the accounting change.

NOTE 3 - MARKETABLE EQUITY SECURITIES

Cost and fair value of marketable equity securities at December 31, 1999 are as follows:

                                                                   Gross            Gross
                                                                 Unrealized      Unrealized
                                                   Cost            Gains           Losses         Fair Value
                                             ---------------  ---------------  --------------- ---------------
December 31, 1999
Available for sale
     Equity securities                       $      119,622   $           --   $       (2,747)  $     116,875
                                             ===============  ===============  =============== ===============

Net unrealized losses from available for sale securities during the year ended December 31, 1999 and 1998 amounted to $2,747 and $7,850, respectively, resulting in net changes of $2,747 and $7,850, respectively, to Other Comprehensive Income. For the year ended December 31, 1999, the Company received proceeds of $1,510 as the result of sales of securities available for sale. The Company also recorded gross realized losses included in earnings of $7,850, and recorded losses reclassified out of accumulated other comprehensive income as the result of sales of securities available for sale. The tax benefit for each component of comprehensive income, including reclassification adjustments is $0 for the year ended December 31, 1999 and 1998. For purpose of determining realized gains and losses, the cost of securities sold was based on first-in, first-out method.

NOTE 4 - INCOME TAXES

The Company has available at December 31, 1999, net operating loss carryforwards totaling $1,253,761 that may be offset against future taxable. If not used, the net operating loss carryforwards will expire as follows:

     Operating Losses

         Year 2011                                 $          81,269
         Year 2012                                           190,049
         Year 2018                                           470,148
         Year 2019                                           512,295
                                                   ------------------
                                                   $       1,253,761
                                                   ==================

The net deferred tax assets, resulting from the net operating loss, included in the accompanying balance sheet include the following amounts of deferred tax assets and liabilities at December 31, 1999:

     Deferred Tax Asset - Current                $              --
     Deferred Tax Asset - Non-Current                      427,916
                                                 ------------------
                                                           427,916
     Valuation allowance                                  (427,916)
                                                 ------------------
                                                 $              --
                                                 ==================

For the year ended December 31, 1999 and 1998, valuation allowance increased by $203,679 and $156,530, respectively. Due to the uncertainty of the realization of the net operating loss carryforwards, the Company has established a valuation allowance against the carryforward benefits in the amount of $427,916.

The components of the provision for income taxes for continuing operations are as follows:

                                             1999                1998
                                     -------------------  ------------------
Current
     State                            $           5,364   $             800
                                     ===================  ==================


NOTE 5 - PROPERTY AND EQUIPMENT

     Computer                                               $          89,510
     Furniture and fixtures                                             9,923
     Computer software                                                 21,180
     Leasehold improvements                                            44,365
                                                            ------------------
                                                                      164,978
     Less accumulated amortization and depreciation                   (54,167)
                                                            ------------------
                                                            $         110,811
                                                            ==================


Amortization and depreciation expenses for the years ended December 31, 1999 and 1998 were $25,666 and $18,356, respectively. In 1999 and 1998, the Company allocated amortization expense to cost of sales in the amount of $4,057 and $3,639, respectively.

In 1999, the Company adopted Accountants' Statement of Position (SOP) 98-5, "Reporting on the costs of Start up Activities." This statement requires that costs of start-up activities and organizational costs be expensed as incurred.

See Accounting Change in Note 2 for additional information.
NOTE 6 - PROGRAM DEVELOPMENT COSTS

     Program development costs                          $         160,931
     Less accumulated amortization                                (32,976)
                                                        ------------------
                                                        $         127,955
                                                        ==================

Amortization expense for the years ended December 31, 1999 and 1998 was $22,720 and $13,251, respectively. In 1999 and 1998, the Company allocated amortization expense to cost of sales in an amount of $22,720 and $13,251, respectively. For the year ended December 31, 1999, the Company capitalized additional $108,820 of program development costs.

NOTE 7 - COMMITMENTS

In August 1998, the Company entered in a two-year operating lease on its current premises, expiring July 31, 2000, with a monthly lease payment of $7,691. The lease agreement contains certain terms and conditions, which include, but are not limited to, payment of property taxes, insurance, rent increases, repairs and maintenance. There is currently an option to renew the lease for an additional three and five years. On February 23, 2000, the Company renewed its lease agreement for an additional three years, with a monthly lease payment of $8,307. The new lease will expire on July 31, 2003.

The following is a schedule of future minimum rental payments required under the above operating lease as of December 31, 1999:

                Year Ending
                December 31,                                  Amount
           ------------------------                    ------------------
                    2000                               $          95,370
                    2001                                          99,679
                    2002                                          99,679
                    2003                                          58,146
                                                       ------------------
                                                       $         352,874
                                                       ==================

The above rental expenses will be offset by $7,000 in sublease rental income through July 31, 2000.

For the years ended December 31, 1999 and 1998, rental expenses, net of deferred rent credit, were $70,277 and $44,445, respectively. Rental income under the subleases amounted to $22,300 and $23,000 for the years ended December 31, 1999 and 1998, respectively.

In 1998, the lessor compensated DCP in an amount of $40,000 for moving to its current facility. As of December 31, 1998, the above amount has been classified as deferred rental credit and amortized on a straight-line method over the term of the lease. In 1999 and 1998, the amortized credit of $20,000 and $8,333 was offset against rental expense, respectively.

                           DIGS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1999

 NOTE 7 - COMMITMENTS (CONTINUED)

In 1999 the Company entered in a 36-month operating lease agreement with a monthly payment of $822. For the year ended December 31, 1999, total lease payment amounted to $5,015. Future obligation under the operating lease totals $9,864, $9,864, and $4,932 for 2000, 2001, and 2002, respectively.

On March 1, 1998,  DCP  entered  into a  two-year  employment  contract  with an officer that provides for an annual salary of $96,000 as well as annual vacation, sick pay, bonus, and miscellaneous reimbursement of out-of-pocket costs. On February 28, 2000, the Company renewed the above employment contract an additional three years that provides an annual salary of $120,000 as well as annual vacation, sick pay, bonus, and miscellaneous reimbursement of out-of-pocket costs. The contract expires on February 28, 2003. For the years ended December 31, 2000, 2001, 2002, and 2003, minimum obligation under this contract is $116,000, $120,000, $120,000, and $20,000, respectively. Total compensation to all officers for the year ended December 31, 1999 was approximately $242,000 including auto and miscellaneous expense reimbursements. During 1999, the total of approximately $20,000 was recorded as auto expense and other operating expenses. In addition, the Company allocated $65,250 of officers' salary to cost of goods sold during 1999.

NOTE 8 - CONCENTRATON

For the  years  ended  December  31,  1999 and  1998,  sales  to five and  three customers accounted for approximately 60% and 96% of total revenue, respectively. The total revenue received from these customers in 1999 and 1998 was as follows:


                                              For the Years Ended December 31,
                                     -------------------------------------------------
                                             1999                       1998
                                     ----------------------    -----------------------

       Customer A                    $         --       --%    $      29,045     16.9%
       Customer B                           1,500      0.3            27,541     16.0
       Customer C                              --       --           107,500     62.6
       Customer D                          60,118     10.6                --       --
       Customer E                          84,500     15.0                --       --
       Customer F                         130,680     23.2                --       --
       Customer G                          59,183     10.5                --       --
                                     ------------- --------    -------------- --------
                                     $    335,981     59.6%    $     164,086     95.5%
                                     ============= ========    ============== ========



As of December 31, 1999, receivables from three customers account for 91% of total accounts receivable.

The Company relies solely on the performance of DXF's officer, Mr. Fleming, to generate revenue for its graphic design subsidiary, DXF Design, Inc. (DXF).

NOTE 9 - AGREEMENT OF REORGANIZATION

Effective November 9, 1998, in connection with the agreement of reorganization, the Company issued 5,l94,968 shares of its common stock at $.001 par value per share, in exchange for all of the outstanding common stock of Digital Corporate Profiles, Inc. (DCP), in which DCP became a wholly owned subsidiary of the Company, based on a conversion ratio of 3 shares of the Company's common stock for each share of DCP's stock. The merger qualified for a tax-free reorganization and has been accounted for as a recapitalization of Digital Corporate Profiles, Inc. and the acquisition of DIGS at their book values.

                           DIGS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1999


NOTE 9 - AGREEMENT OF REORGANIZATION (CONTINUED)

Prior to the reorganization, the Company was considered a shell organization and was inactive with no revenues and a minimal administrative expense of $300 and $4,730 for the year ended December 31, 1998 and 1997, respectively. As a result of the recapitalization, the Company's consolidated financial statements presented are those of Digital Corporate Profiles, Inc. (DCP) whose owners maintained control after the reorganization.

At the date of reorganization, there were 53,663 shares that were owned by the former DIGS, Inc. shareholders. All share and per share amounts have been adjusted to reflect the 1 for 10 reverse stock split effective April 20, 1998, and the 1 for 20 reverse stock split effective October 16, 1998.

NOTE 10 - SALE OF DCP'S STOCK

On March 20, 1998, pursuant to a short-term loan agreement of $600,000, DCP's Board of Directors authorized the issuance of 586,656 shares of its common stock, an equivalent of 1,759,968 shares of the Company, no par, to various unrelated individuals at the price of $.02 per share. All shares were issued on September 15, 1998. The net proceeds were $11,735. These shares were outstanding at the time of the reorganization with the Company (see Note 9). In addition, the Company recorded a non-cash financing expense of $134,930 in conjunction with the short-term loan agreement and the issuance of the above shares. The financing expense is the difference between the estimated fair market value of DCP's stock on March 20, 1998, which is $0.25 per share, and the net proceeds received. Factors used in determining the fair market value of DCP's stock included the price of previously sold stock and the financial condition of the Company on March 20, 1998.

NOTE 11 - SALE OF DIGS' STOCK

On November 10, 1998, the Company issued 1,400,000 shares of common stock through a 504 offering, which is available to non-reporting and non-investment companies for offerings of not more than $1,000,000 of securities in the 12-month period under section 3(b) of the (1933) Securities Act. The net proceeds of the offering were $994,000. The Company used $600,000 of the net proceeds to repay outstanding short-term debts.

NOTE 12 - EARNINGS (LOSS) PER COMMON SHARE

The following table sets forth the computation of basic (loss) per share:

                                                                1999                1998
                                                        -------------------  ------------------
     Basic EPS:
         (Loss) from continue operation                  $            (.07)  $            (.14)
         Cumulative effect of accounting change                       (.00)               (.00)
                                                        -------------------  ------------------
           Net (Loss) Per Common Share                   $            (.07)  $            (.14)
                                                        ===================  ==================
     Weight average shares outstanding                           6,649,864           4,220,188
                                                        ===================  ==================




Fully diluted per share data is not presented, as the effects would be antidilutive.

                           DIGS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1999


NOTE 13 - STOCK OPTION PLANS

The Company's 1999 stock option plans provide incentive stock options and nonqualified stock options to purchase common stock. These may be granted to directors, officers, key employees, consultants, and subsidiaries with an exercise price of up to 110% of market price at the date of grant. Generally, options are exercisable in equal installments over three years from the date of grant, and expire five to ten years from the date of grant. As of December 31, 1999, the maximum of 750,000 shares was approved to be issued under the plan, of which 455,000 shares were available for future grants.

For the year ended December 31, 1999, the Company granted 230,000 shares of qualified stock options and 65,000 shares of nonqualified stock options to various individuals at the average exercise price of $5.17 per share.

In  electing  to follow  Accounting  Principles  Board  Opinion  (APBO)  No. 25,
"Accounting for Stock Issued to Employees," the Company recognizes no compensation expense related to employee stock options for the year December 31, 1999, as no options are granted at a price below the market price on the day of grant.

Presented below is a summary of stock option plan activity for the year shown:

                                                                                         Weight-
                                                                                         Average
                                                               Stock Options         Exercise Price
                                                             -------------------    ------------------

       Outstanding at December 31, 1998                                      --                    --
       Granted                                                          295,000                  5.17
       Exercised                                                             --                    --
       Forfeited                                                             --                    --
       Expired                                                               --                    --
                                                             -------------------    ------------------
       Outstanding at December 31, 1999                                 295,000                  5.17
                                                             ===================    ==================
       Shares exercisable at December 31, 1999                               --                    --
                                                             ===================    ==================



Exercise prices for options outstanding as of December 31, 1999 range from $5.00 to $5.50. The following table summarizes information for options outstanding and exercisable at December 31, 1999:



                                       Options Outstanding                     Options Exercisable
                            -------------------------------------------     ---------------------------
                                                            Weighted
                                            Weight-         Average                         Weight-
                               Stock        Average        Remaining           Stock        Average
            Exercise          Options       Exercise      Contractual         Options       Exercise
             Prices         Outstanding      Price            Life          Exercisable      Price
       -------------------- ------------- -------------   -------------     ------------- -------------
              $5.00           195,000        $5.00            2.0                --            --
              $5.50           100,000        $5.50            2.0                --            --
                            -------------                                   -------------
                              295,000                                            --



In electing to continue to follow APBO No. 25 for expense recognition purposes, the Company is obliged to provide the expanded disclosures required under SFAS No. 123 for stock-based compensation granted in 1999. This includes materially different information from reported results, such as pro forma net income and earnings per share, had compensation expense that relating to the year ended December 31, 1999 grants measured under the fair value recognition provisions of SFAS No. 123.

                           DIGS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1999


NOTE 13 - STOCK OPTION PLANS (CONTINUED)

The weight-average fair values at date of grant for options granted during the year ended December 31, 1999 were $5.00, respectively and were estimated using the Black-Scholes option valuation model with the following weight-average assumptions:
                                                              1999
                                                          -------------
       Expected life in years                                    5
       Interest Rate                                           5.0%
       Volatility                                             33.0%
       Dividend Yield                                            0%


NOTE 14 - SEGMENT INFORMATION

Information concerning operations in different lines of business at December 31, 1999 and for the year then ended is presented below. Prior to 1999, the Company only operated in one business segment, public relation CD-ROM. In 1999, the company operated in the public relation CD-ROM products and graphic design within the United States. Intercompany transactions between segments are not material.


                                                           CD-ROM
                                                         Design and          Graphic
                        1999                            Development          Design          Consolidated
------------------------------------------------------ ---------------    --------------   ---------------
Net Operating Revenues                                $       413,743    $      150,279   $       564,022
Operating Income                                             (589,211)           23,365          (565,846)
Identifiable Operating Assets                                 449,591           100,090           549,681
Capital Expenditures                                               --                --                --
Depreciation and Amortization                         $        47,080    $        1,306   $        48,386



Identifiable operating assets include cash, available-for-sale securities, trade accounts receivable, and fixed assets.

NOTE 15 - RELATED PARTY TRANSACTIONS

For the year ended December 31, 1999 and 1998, the Company paid its Secretary, David Fleming, approximately $10,500 and $9,000 as an independent contractor in connection with the production of its products. All payments were made prior to Mr. Fleming taking the position of a full-time officer of DXF Design, Inc.

In 1999, the President provided the Company an unsecured non-interest bearing short-term loan of $25,000. The Company repaid this loan within one month.

For the year ended December 31, 1998, DCP repaid the president of the Company the short-term note in an amount of $47,321. This amount was on DCP's books since December 31, 1997.

For the year ended December 31, 1999, loan receivable from DXF's officer, Mr. Fleming, totaled $30,558, including $558 of accrued interest. The loan bears interest at 5% per annum and is due on July 30, 2000.

                           DIGS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1999


NOTE 16 - SHORT-TERM NOTE

As of December 31, 1999, the Company has the following short-term notes:

       A  short-term  note  bears  interest  at 5% per annum,
         with  an  effective  interest  rate of  5.116%.  The
         note is due on January 1, 2000.                                          $           100,000

       Revolving  short-term  note  bears  interest  at 5% per  annum, with an effective interest rate of 5.116%.
         The note is due on January 1, 2000.                                                  200,000
                                                                                  --------------------
                                                                                              300,000
       Interest accrued for the above notes                                                     2,346
                                                                                  --------------------
                                                                                  $           302,346
                                                                                  ====================


For the year ended December 31, 1999, interest expense accrued for the above notes totaled $2,346. The maximum funds available under the second note agreement are $350,000. The Company, under the note agreements, is required to provide 100,000 and 350,000 shares of its common stock as collateral for the above notes, respectively. If the note is not repaid in full within 30 days from the due date, the note is deemed to be in default, which shall give the note holder the right to foreclose on the collateral with no further action or notice. The notes have been extended and is due April 1, 2000. As of February 24, 2000, the Company borrowed an additional $150,000.

NOTE 17 - SHARES ISSUED FOR SERVICES

On November 17, 1999, the Company issued 10,000 restricted shares of common stock for services rendered relating to the listing of the Company's stock on Frankfurt Stock Exchange. The Company recorded a shareholder expense in an amount of $48,000, which represents 50% of the fair market value of the Company's share at $9.60 per share. The 50% value is deemed reasonable considering the inability of the shareholder to dispose of the restricted stock.

NOTE 18 - SALE OF ASSETS

On September 1999, the Company received from Monia Investment, Inc. (MII) 10,000 shares of Global Electronics Manufacturing, Inc. (ECSW) common stock with a market value of $122,500. In exchange, the Company gave MII, Stocknet-USA's domain name and Website, as well as redesigning the Website to MII specifications and providing MII with a lifetime of non-exclusive and non-transfereable use of the Company proprietary system. The net book value of Stocknet-USA's domain name and Website was $5,900. The Company recorded an after tax gain of $38,722 for the exchange of Stocknet-USA's domain name and Website, net of agent fee of $2,878. The Company also recorded the redesigning fees and the non-exclusive use of the Company proprietary system as revenue in an amount of $75,000 for the year ended December 31, 1999.

NOTE 19 - SUBSEQUENT EVENTS

In February 2000, the Company entered into securities purchase agreements to issue and sell up to 2,500 shares of the Company's Series "A" convertible preferred stock, par value $.01 per share and warrants to purchase 40 shares of common stock for each share of preferred stock at a price of $1,000 per share for an aggregate offering price of $2,500,000. In connection with the agreements, the Company will issue and sell 200,000 warrants to purchase 200,000 shares of the Company's common stock, $.001 par value.

             Independent Auditors' Report on Additional Information


To the Board of Directors and Stockholders of DIGS, Inc. and Subsidiaries

Our report on our audit of the basic financial statements of DIGS, Inc. and Subsidiaries for December 31, 1999 and 1998 appears on Page F-2. That audit was conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedules of cost of goods sold and operating expenses on Page F-21 are presented for the purposes of additional analysis and are not a required part of the basic financial statements. Such information, except for that portion marked "unaudited', on which we express no opinion, has been subjected to the auditing procedures applied in the audit of the basic financial statements, and, in our opinion, the information is fairly stated in all material respects in relation to the basic financial statements taken as a whole.



CALDWELL, BECKER, DERVIN, PETRICK & CO., L.L.P.
Woodland Hills, California 91364

                           DIGS, INC. AND SUBSIDIARIES
              SCHEDULE OF COST OF GOODS SOLD AND OPERATING EXPENSES
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998




                                                        UNAUDITED
                                                          1999                 1998
                                                   ------------------    ----------------

COST OF GOODS SOLD
    IRCD production costs                           $         87,381     $        72,972
    Labor costs                                              124,380                  --
    Others                                                    68,308              24,008
                                                   ------------------    ----------------
        Total Cost of Sales                         $        280,069     $        96,980
                                                   ==================    ================


OPERATING EXPENSES
     Auto expense                                   $         28,001     $        18,282
     Commissions                                               5,931              17,974
     Marketing                                               109,005              14,400
     Outside services                                         22,867              43,817
     Printing                                                  1,611              19,824
     Professional services                                    66,022              33,126
     Rent (Note 7)                                            70,277              44,445
     Salaries - officers                                     156,725             121,989
     Salaries - other                                        107,247             113,257
    Shareholder expenses (Note 17)                            69,972               2,860
     Taxes - payroll                                          24,941              20,565
     Others                                                  139,200              84,692
                                                   ------------------    ----------------
        Total Operating Expenses                    $        801,799     $       535,231
                                                   ==================    ================


The Accompanying Notes are an Integral Part of the Consolidated Financial Statements.

                         INDEPENDENT ACCOUNTANTS' REPORT


May 17, 2000


To The Board of Directors and Stockholders of
DIGS, Inc. and Subsidiaries
Encino, California

We have reviewed the accompanying condensed consolidated balance sheet of DIGS, Inc. and Subsidiaries as of March 31, 2000 and the related condensed consolidated statements of income and cash flows for the three-months then ended. These financial statements are the responsibility of the Corporation's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and of making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to such condensed consolidated financial statements for them to be in conformity with generally accepted accounting principles.

The financial statements for the three-months ended March 31, 1999 have not been reviewed by us, and accordingly, we express no opinion or other form of assurance on them.



CALDWELL, BECKER, DERVIN, PETRICK & CO., L.L.P.
Woodland Hills, California

                           DIGS, INC. AND SUBSIDIARIES
                          PART 1: FINANCIAL INFORMATION
                          ITEM 1: FINANCIAL STATEMENTS
                           CONSOLIDATED BALANCE SHEET
                                 MARCH 31, 2000
                                   (UNAUDITED)

                                                   ASSETS


CURRENT ASSETS
     Cash                                                                                  $       1,658,473
     Loan receivable - officer                                                                        50,558
     Other                                                                                           263,797
                                                                                          -------------------
             Total Current Assets                                                                  1,972,828

PROPERTY AND EQUIPTMENT,
  net of accumulated depreciation                                                                    179,380

PROGRAM DEVELOPMENT COSTS,
  net of accumulated amortization                                                                    154,376
                                                                                          -------------------
             Total Assets                                                                  $       2,306,584
                                                                                          ===================


                                    LIABILITIES AND STOCKHOLDERS' EQUITY


CURRENT LIABILITIES                                                                        $          39,479
                                                                                          -------------------

STOCKHOLDERS' EQUITY
     Preferred stock,  par value $.01 per share;  20,000,000
       shares   authorized,    2,500   shares   issued   and
       outstanding                                                                                        25
     Common  stock,  par value  $.001 per share;  80,000,000
       shares   authorized,   6,658,631  shares  issued  and
       outstanding                                                                                     6,659
     Additional paid-in capital                                                                    3,712,569
     Accumulated other comprehensive income                                                           20,378
     Retained (deficit)                                                                           (1,472,526)
                                                                                          -------------------

             Total Stockholders' Equity                                                            2,267,105
                                                                                          -------------------

             Total Liabilities and Stockholders' Equity                                    $       2,306,584
                                                                                          ===================


See Accompanying Selected Information to Unaudited Consolidated Financial Statements

                           DIGS, INC. AND SUBSIDIARIES
                          PART 1: FINANCIAL INFORMATION
                          ITEM 1: FINANCIAL STATEMENTS
                      CONSOLIDATED STATEMENTS OF OPERATIONS
               FOR THE THREE MONTHS ENDED MARCH 31, 2000 AND 1999
                                   (UNAUDITED)


                                                                          For the Three Months Ended
                                                                                  March 31,
                                                                        -------------------------------
                                                                             2000           1999
                                                                        -------------------------------

REVENUE                                                                 $    214,280   $     291,964
COST OF SALES                                                                 71,113          26,009
                                                                        -------------  --------------
        Gross Profit                                                         143,167         265,955
                                                                        -------------  --------------

OPERATING EXPENSES
    Accounting                                                                27,004          10,678
    Legal                                                                     31,390              35
    Marketing                                                                 29,368          64,118
    Outside services                                                           7,300          30,500
    Payroll expenses                                                         123,886          66,150
    Other                                                                     75,646          68,355
                                                                        -------------  --------------

        Total Operating Expenses                                             294,594         239,836
                                                                        -------------  --------------

        Income (Loss) From Operations                                       (151,427)         26,119

OTHER INCOME (EXPENSE)                                                          (801)          1,950
                                                                        -------------  --------------

        Income (Loss) Before Income Taxes                                   (152,228)         28,069

(PROVISION) FOR INCOME TAX                                                      (800)           (800)
                                                                        -------------  --------------
        Net Income (Loss)                                                   (153,028)         27,269

OTHER COMPREHENSIVE INCOME, net of tax;
    Unrealized holding gain arising during period                             23,125              --
    Add reclassification adjustment for (loss) included in
      net income                                                                  --           7,850
                                                                        -------------  --------------
        Comprehensive Income (Loss)                                     $   (129,903)  $      35,119
                                                                        =============  ==============
        Income  (Loss)  per common  share and common  share
         equivalent                                                     $      (0.02)  $         .01
                                                                        =============  ==============
Weighted average common shares outstanding                                 6,649,864       5,272,280
                                                                        =============  ==============



See Accompanying Selected Information to Unaudited Consolidated Financial Statements

                           DIGS, INC. AND SUBSIDIARIES
                          PART 1: FINANCIAL INFORMATION
                          ITEM 1: FINANCIAL STATEMENTS
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
               FOR THE THREE MONTHS ENDED MARCH 31, 2000 AND 1999
                                   (UNAUDITED)

                                   `

                                                                               2000                   1999
                                                                       ---------------------  -------------------

CASH FLOWS PROVIDED (USED) BY OPERATING ACTIVITIES:
      Net income (loss)                                                 $        (153,028)     $          27,269
      Adjustments to reconcile net (loss) to net cash provided
      (used) by operating activities:
     Amortization and depreciation                                                 14,043                  7,902
     (Increase) in accounts receivable                                            (55,020)              (199,828)
     (Decrease) in current liabilities and accrued expenses                       (48,662)               (19,369)
     Realized loss on sale of marketable equity securities                             --                  7,850
     (Increase) in deposits                                                          (922)                    --
     (Decrease) in deferred rent credit                                            (5,000)                (5,001)
                                                                       ---------------------  -------------------
                 Net Cash Flows (Used) by Operating Activities                   (248,589)              (181,177)
                                                                       ---------------------  -------------------

CASH FLOWS PROVIDED (USED) BY INVESTING ACTIVITIES:
      Acquisition of property and equipment                                       (49,906)                (7,475)
      (Increase) in program development cost                                      (59,127)               (13,500)
      (Increase) in loan receivable - officer                                     (20,000)                    --
      Sale of marketable equity securities                                             --                  1,150
                                                                       -------------------    -------------------

                 Net Cash Flows (Used ) by Investing Activities                  (129,033)               (19,825)
                                                                       -------------------    -------------------

CASH FLOWS PROVIDED (USED) BY FINANCING ACTIVITIES:
      Proceeds from issuance of preferred stock                                 2,230,000                     --
      Proceeds from issuance of short-term debt                                   150,000                     --
      Proceeds from short-term loan - officer                                      30,000                     --
      Principal payment of short-term loan - officer                              (30,000)                    --
      Principal payment of short-term debts                                      (450,000)                    --
                                                                       -------------------    -------------------
                 Net Cash Flows Provided by Financing Activities                1,930,000                     --
                                                                       -------------------    -------------------

NET INCREASE (DECREASE) IN CASH                                                 1,552,378               (201,002)

CASH AT THE BEGINNING OF THE YEAR                                                 106,095                515,920
                                                                       -------------------    -------------------
CASH AT THE END OF THE PERIOD                                           $       1,658,473      $         314,918
                                                                       ===================    ===================

ADDITIONAL DISCLOSURES:
      Interest paid                                                     $           6,147      $              --
                                                                       ===================    ===================

      Income taxes paid                                                 $             800      $             800
                                                                       ===================    ===================



See Accompanying Selected Information to Unaudited Consolidated Financial Statements

NOTE 1 - MANAGEMENT'S STATEMENT

In the opinion of the management, the accompanying unaudited financial statements contain all adjustments (all of which are normal and recurring in nature) necessary to present fairly the financial position of DIGS, Inc. and Subsidiaries (the Company) at March 31, 2000, and the results of operations and cash flows for the quarter ended March 31, 2000.

The notes to the Consolidated Financial Statements that are incorporated by reference into the 1999 Form 10-KSB should be read in conjunction with these Consolidated Financial Statements.

NOTE 2 - USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

NOTE 3 - PRIVATE PLACEMENT OF PREFERRED STOCK

On March 14, 2000, the Company completed a private placement (the Placement) of 2,500 shares of the Company's Series "A" Convertible Preferred Stock, par value $.01 per share and warrants to purchase 40 shares of common stock for each share of preferred stock. The net proceeds to the Company from the sale, after underwriting costs, are approximately $2,230,000. In connection with the sale of preferred stock and issuance of warrants, the Company registered with the SEC 1,175,000 shares of common stock on April 19, 2000.

In addition the Company will issued to the underwriter 200,000 warrants to purchase the Company's common stock at the exercise price equal to 110% of the closing bid price of the common stock on the closing date.

A portion of the net proceeds was used to repay a short-term loan in the amount of $450,000, which as of March 14, 2000 had a balance of $450,000. The loan carried an annual interest rate of 5% per annum. The Company also used $30,000 of the proceeds to pay-off a short-term loan from an officer. The remaining balance of the net proceeds, including any additional proceeds received upon exercise of the warrants, will be added to working capital, of which a portion will be used to pay operating expenses, program development costs and any necessary capital expenditures.

NOTE 4 - SHAREHOLDERS' EQUITY

Common Stock

In connection with the Placement discussed in Note 3, the Company issued 100,000 new warrants to the buyers of the Convertible Preferred Stock and 200,000 new warrants to the underwriters. Each new warrant may be converted into one share of new common stock at an exercise price equal to 110% of the closing bid price of the common stock on the closing date. The warrants expire on May 13, 2003. At March 31, 2000, there were 300,000 warrants outstanding.

Preferred Stock

In connection with the Placement discussed in Note 3, the Company has 2,500 shares of Series "A" Convertible Preferred Stock, par value of $0.01 outstanding as of March 31, 2000. The preferred shares are convertible, in whole or in part, at the option of the holders thereof, into non-assessable shares of common stock. Upon conversion, the number of common stock received for each preferred share will be calculated by dividing conversion amount by the conversion price. Conversion amount is the sum of accrued and unpaid dividends and the stated value, which is $1,000 per preferred share. The conversion price would be either 125% of the closing bid price on the issuance date, or the average of 75% of the lowest closing bid price of the common stock during any three (3) trading days during the twenty (20) consecutive trading days ending on and including any date of determination, whichever is lower.

Holders of the preferred shares are entitled to receive cumulative cash dividends at the annual rate of 6% when the shares are converted. At the option of the holders, dividends may be paid in shares of common stock or in cash. The preferred shares mature on May 13, 2003.

Holders of the preferred shares have no voting rights, except as required by law, including but not limited to the General Corporation Law of the State of Delaware. All preferred shares rank senior to the common stock. The preferred shares have liquidation preference that equal the sum of the stated value and any accrued and unpaid dividends. The preferred shares are redeemable, at the option of the Company, for consideration equal to 120% of the liquidation preference.

The following is an analysis of activities in the Stockholders' Equity for the three months ended March 31, 2000:


                                                                               Comp-
                                  Preferred      Common Stock       Additional rehensive
                                -------------- --------------------  Paid-In   Income     Retained
                                Shares Amount   Shares      Amount   Capital   (Loss)     (Deficit)      Balance
                                ------ ------- ---------  --------- ---------- --------- ------------ -----------

      Balance at 12/31/99          --      --  6,658,631  $  6,659  $1,482,594  $(2,747) $(1,319,498) $  167,008

      March 14, 2000
        Preferred stock issued  2,500  $   25         --        --   2,229,975       --           --   2,230,000
      March 31, 2000
        Unrealized holding gain   --       --         --        --          --   23,125           --      23,125

             Net (loss)           --       --         --        --          --       --     (153,028)   (153,028)
                                ------ ------- ---------  --------- ---------- --------- ------------ -----------
      Balance at 3/31/00        2,500  $   25  6,658,631  $  6,659  $3,712,569  $20,378  $(1,472,526) $ 2,267,105
                                ====== ======= =========  ========= ========== ========= ============ ===========


NOTE 5 - STOCK OPTION PLANS

The Company has elected to follow the Accounting Principles Board Opinion (APBO) No. 25, "Accounting for Stock Issued to Employees, "and to provide the disclosures required under Statement of Financial Standards (SFAS) No. 123,
"Accounting for Stock-Based Compensation." In electing to follow APBO No. 25, the Company does not recognize any compensation expense related to the granting of any stock options, as no options are granted at a price below the market price on the date of grant.

The Company's 1999 stock option plan provides incentive stock options and nonqualified stock options to purchase common stock. The options may be granted to directors, officers, key employees, consultants and subsidiaries. The exercise price can be up to 110% of market price at the date of grant. Generally, options are exercisable in equal installments over three years from the date of grant and expire five to ten years from the date of grant. As of March 31, 1999, the maximum of 750,000 shares were approved to be issued under the plan, of which 350,000 shares were available for future plans.

Presented below is a summary of stock option plan activity for the period shown:


                                                                                         Weight-
                                                                                         Average
                                                                Stock Options         Exercise Price
                                                             -------------------    ------------------

       Outstanding at December 31, 1999                            295,000                 $5.17
       Granted                                                     105,000                  5.00
       Exercised                                                        --                    --
       Forfeited                                                        --                    --
       Expired                                                          --                    --
                                                             -------------------    ------------------
       Outstanding at March 31, 2000                               400,000                 $5.13
                                                             ===================    ==================

       Shares exercisable at March 31, 2000                         98,333                 $5.17
                                                             ===================    ==================


Exercise prices for options outstanding as of March 31, 2000 range from $5.00 to $5.50. The following table summarizes information for options outstanding and exercisable at March 31, 2000:


                                       Options Outstanding                     Options Exercisable
                            -------------------------------------------     ---------------------------
                                                           Weighted
                                            Weight-         Average                         Weight-
                               Stock        Average        Remaining           Stock        Average
            Exercise          Options       Exercise      Contractual         Options       Exercise
             Prices         Outstanding      Price            Life          Exercisable      Price
       -------------------- ------------- -------------   -------------     ------------- -------------
              $5.00           300,000        $5.00            2.39             65,000        $5.00
              $5.50           100,000        $5.50            1.75             33,333        $5.50
                            -------------                                   -------------
                              400,000                                          98,333
                            =============                                   =============



In electing to continue to follow APBO No. 25 for expense recognition purposes, the Company is obliged to provide the expanded disclosures required under SFAS No. 123 for stock-based compensation granted in 2000. Had compensation expense for the stock options been recognized based on the fair value on the grant date under the methodology prescribed by FAS 123, the company would require to present the proforma net income and earnings per share for the three months ended March 31, 2000, if there is any materially different.

Because the weighted-average fair values at date of granted were the same as the market values during the three months ended March 31, 2000, the Company's net income and earnings per share will be the same as the proforma net income and earnings per share. Therefore, the Company's proforma information had not been presented.

The weighted-average fair value at the date of grant for options granted during the period ended March 31, 2000, was $5.00, and was estimated using the Black-Scholes option valuation model with the following weighted-average assumptions:

                                                       2000
                                                     --------
       Expected life in years                            5
       Interest Rate                                   5.0%
       Volatility                                     33.0%
       Dividend Yield                                    0%

NOTE 6 - SEGMENT INFORMATION

Information concerning operations in different lines of business for the three months ended March 31, 2000 is presented below. Prior to August of 1999, the Company operated in one business segment; public relation CD-ROM. In August of 1999, the company operated in public relation CD-ROM products and graphic design within the United States. Intercompany transactions between segments are not material.

                                                           CD-ROM
                                                         Design and          Graphic
                        2000                            Development          Design          Consolidated
------------------------------------------------------ ---------------    --------------   ---------------
Net Operating Revenues                                 $        6,550     $     207,730    $      214,280
Operating Income                                             (241,819)           88,791          (153,028)
Identifiable Operating Assets                               2,089,837           165,107         2,254,944
Depreciation and Amortization                          $       13,516     $         527    $       14,043



Identifiable operating assets include cash, available-for-sale securities, trade accounts receivable, and fixed assets.

NOTE 7  - EARNINGS PER SHARE

Fully diluted per share data is not presented, as the effects would be antidilutive.

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

     Section 145 of the General Corporate Law ("GCL") of Delaware empowers a company incorporated in Delaware, such as DIGS, Inc., to indemnify its directors and officers under certain circumstances. The Company's Certificate of Incorporation provides that the Company shall indemnify such persons to the fullest extent of Delaware law.

     In the event a claim for indemnification against such liabilities (other than payment by the Company for expenses incurred or paid by a director, officer of controlling person of the Company in successful defense of any action, suit, or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question of whether such indemnification by it is against public policy in said Act and will be governed by the final adjudication of such issue.

     Article seven of the Company's Certificate of Incorporation provides that the Company shall, to the full extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling DIGS pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, that type of indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 25. Other Expenses of Issuance and Distribution

     The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. No expenses shall be borne by the Selling Stockholders. All of the amounts shown are estimates, except for the SEC Registration Fees.

 SEC registration fee                                                   $  2,085

 Printing and engraving  expenses                                       $  3,000

 Accounting fees and expenses                                           $  3,000

 Legal fees and  expenses                                               $ 40,000

 Transfer  agent and registrar  fees                                    $  1,500

 Fees  and  expenses  for  qualification  under  state
  securities laws                                                       $  5,000

 Miscellaneous                                                          $  2,000

 Total                                                                  $ 56,585


Item 26.       Recent Sales of Unregistered Securities

     On April 8, 1997, the Company sold 300,000 shares of Common Stock to two investors for an aggregate amount of $100,000. The two individuals were sophisticated investors and were given full opportunity to review the business and financial operations of the Company and to question officers and directors. Each of the investors purchased the shares without a view to further distribute the shares. Accordingly, the Company believes that this transaction was exempt from the registration provisions of the Securities Act of 1933, as amended (the "1933 Act"), pursuant to the exemption under Section 4(2) of that Act.

     Pursuant to an agreement entered into on March 20, 1998, the Company issued 1,759,968 shares on September 15, 1998 of its Common Stock to 4 individuals and 2 entities. These shares were valued at $11,735. The shares were issued in exchange for loan brokerage and consulting services provided by PAC Rim Capital, Inc. The transaction was private in nature and the Company had reasonable grounds to believe that the Purchasers were capable of evaluating the merits and risks of their investment. Each of the investors acquired the stock for investment purposes without a view to further distribution. Accordingly, the Company believes that this transaction was exempt from the registration provisions of the 1933 Act, pursuant to the exemption under Section 4(2) of that Act.

     On November 9, 1998, in connection with a Plan and Agreement of Reorganization (the "Plan"), the Company issued 5,194,968 shares of its Common Stock in exchange for all of the outstanding common stock of Digital Corporate Profiles, Inc. ("DCP"). Upon the close of the Plan, DCP's shareholders owned approximately 99% of the outstanding Common Stock of the Company. As a result, DCP became a wholly-owned subsidiary of the Company.

     On November 10, 1998, the Company sold 1,400,000 shares of Common Stock to four individuals pursuant to a Rule 504 offering. The shares were sold at $0.71 per share for gross proceeds of $994,000. The Company had reasonable grounds to believe that each purchaser was capable of evaluating the merits and risks of his investment and bearing the economic risks of his investment. The Company had not raised, over the prior twelve months, more than one million dollars inclusive of the proceeds from this offering. Accordingly, the Company believes that this transaction was exempt from the registration provisions of the 1933 Act, pursuant to the exemption under Regulation D of that Act, and the Rules and Regulations promulgated thereunder.

        On January 2, 1999, the Board of Directors duly adopted a stock option plan, subject to shareholder approval, pursuant to which options to purchase up to 750,000 shares of the Company's Common Stock may be granted by the Board of Directors or a committee of the Board to key employees and others. Each option will have a term not to exceed ten years, or such shorter period as is determined by the Board of Directors, and will be exercisable at the per share fair market value of the Company's Common Stock as at the date of grant. As of March 31, 2000, options to purchase 400,000 shares of Common Stock had been granted.

     On November 17, 1999, the Company issued 10,000 shares of restricted Common Stock to a foreign entity for services rendered relating to the listing of the Company's stock on the Frankfurt Stock Exchange. The shares were valued at $4.80 per share. The Company believes this transaction was exempt from the registration provisions of the 1933 Act, pursuant to the exemption under Regulation S of that Act.

     Pursuant to an agreement entered into on December 1, 1999, the Company issued, as of January 2, 2000, options to purchase 5,000 shares of Common Stock at $5.00 per share to one principal and issued 1,250 shares of Common Stock to the other principal of an entity which provides investor and corporate relations services to the Company. Each of the Purchasers were deemed sophisticated investors and were business consultants for the Company and the options/shares were issued in a private transaction. Accordingly, the Company believes that this transaction was exempt from the registration provisions of the 1933 Act, pursuant to the exemption under Section 4(2) of that Act.

     On March 14, 2000, the Company sold 2,500 shares of Series A Convertible Preferred Stock (the "Preferred Stock") and Warrants to purchase 100,000 shares of its Common Stock at $1,000 per share for $2,500,000 to Calp II, L.P., an offshore venture capital limited partnership in Hamilton, Bermuda. The Preferred Stock is convertible at 75% of the lowest closing bid price of the Company's Common Stock during any three trading days during the twenty consecutive trading days ending on the date of the purchaser's determination to convert, or $11.25, whichever is lower. The Company also agreed to register the underlying Common Stock issuable upon conversion of the Preferred Stock and exercise of the Warrants. In connection with this private placement, the Company paid May Davis

$200,000 and issued a Warrant to purchase 200,000 shares of its Common Stock at $9.90 per share as a placement agent fee. The Company also paid $50,000 to Thomson Kernaghan & Company, Ltd. as a finder's fee.

Item 27.     Exhibits

        The following Exhibits are filed with or incorporated by reference into this Prospectus:

                Item   Description
                ------ ---------------------------------------------------------
                  2.*  Plan  and   Agreement  of   Reorganization   between  the
                       Registrant  and Digital  Corporate  Profiles,  Inc. dated
                       October 3, 1998  incorporated by reference from Exhibit 2

                       to Registrant's Form 10- SB12G filed June 14, 1999.
                 3.1*  Articles  of  Incorporation  and  Amendments   thereto  -
                       incorporated   by  reference   from   Exhibit   3.(i)  to

                       Registrant's Form 10-SB12G filed June 14, 1999.
                 3.2*  Bylaws of  Registrant -  incorporated  by reference  from
                       Exhibit 3.(ii) to Registrant's Form 10-SB12G filed June 14, 1999.

                 4.** Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of DIGS, Inc., dated March 14, 2000.

                  5.1  Opinion of Bartel Eng Linn & Schroder.

                10.1*  Registrant's  1999 Stock Incentive Plan - incorporated by
                       reference  from  Exhibit  10.(i)  to  Registrant's   Form
                       10-SB12G filed June 14, 1999.

                10.2* Employment Agreement between Registrant's wholly-owned subsidiary and Peter Dunn incorporated by reference from
                       Exhibit 10.(ii) to Registrant's Form 10-SB12G filed June 14, 1999.

               10.3** Placement Agent Agreement by and between DIGS, Inc. and May Davis Group, Inc., dated March 14, 2000.

               10.4** Securities Purchase Agreement by and between DIGS, Inc. and Calp II, L.P., dated March 14, 2000.

               10.5** Warrant to Purchase Common Stock by and between DIGS, Inc. and May Davis Group, Inc., dated March 14, 2000.

               10.6** Warrant to Purchase Common Shares by and between DIGS, Inc. and Calp II, L.P., dated March 14, 2000.

              10.7***  Registration Rights Agreement.

              10.8***  Registration Rights Agreement with May Davis Group, Inc.

              21.1***  List of Subsidiaries of DIGS, Inc.

              23.1***  Consent of Caldwell, Becker, Dervin, Petrick & Co. LLP.

                 23.2  Consent of Bartel Eng Linn & Schroder is contained in
                       Exhibit 5.1.
----------------------
* Previously filed with DIGS' initial registration statement on Form 10-SB filed with the SEC on June 14, 1999.
** Previously filed with DIGS' annual report on Form 10-KSB filed with the SEC on April 4, 2000.
*** Previously filed with DIGS' Registration Statement on Form SB-2 filed with the SEC on April 19, 2000.

Item 28.   Undertakings

     The undersigned Company hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include: (a) any prospectus required by Section 10(a)(3) of the Securities Act; (b) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and (c) any additional or changed material information with respect to the plan of distribution not previously disclosed in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act, each of the post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof;

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of DIGS pursuant to the foregoing provisions, or otherwise, DIGS has been advised that in the opinion of the Commission that type of indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against said liabilities (other than the payment by DIGS of expenses incurred or paid by a director, officer or controlling person of DIGS in the successful defense of any action, suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered, DIGS will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

     (5) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                                    SIGNATURE

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Encino, California, on June 6, 2000.

DIGS, INC.
a Delaware Corporation



/S/ PETER B. DUNN
--------------------------
PETER B. DUNN, President

         In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

Signatures                                                          Date


/S/ PETER B. DUNN                                                June 6, 2000
------------------------------------------
PETER B. DUNN
President and Director

/S/ ALLEN DUNN                                                   June 6, 2000
------------------------------------------
Allen Dunn
Vice President, COO and Director


/S/ DAVID L. FLEMING                                             June 6, 2000
------------------------------------------
DAVID L. FLEMING, Secretary and Director